Exhibit 2.1

NOTHING CONTAINED IN THIS CHAPTER 11 PLAN OF LIQUIDATION IS AN OFFER, ACCEPTANCE, OR A LEGALLY BINDING OBLIGATION OF THE DEBTORS OR ANY OTHER PARTY IN INTEREST. THE PLAN IS SUBJECT TO BANKRUPTCY COURT APPROVAL AND CERTAIN OTHER CONDITIONS. THE PLAN IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES. ACCEPTANCES OR REJECTIONS WITH RESPECT TO THE PLAN ARE BEING SOLICITED PURSUANT TO THE ACCOMPANYING DISCLOSURE STATEMENT ONCE THE BANKRUPTCY COURT HAS APPROVED SUCH DISCLOSURE STATEMENT ON A PROVISIONAL BASIS, SUBJECT TO FINAL APPROVAL AT THE CONFIRMATION HEARING. ANY SOLICITATION OF THE PLAN WILL ONLY OCCUR IN COMPLIANCE WITH APPLICABLE LAW.

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re:	Chapter 11

PARETEUM CORPORATION, et al.,	Case No.: 22-10615 (LGB)

Debtors.[1]	(Jointly Administered)

MODIFIED CHAPTER 11 PLAN OF LIQUIDATION FOR

PARETEUM CORPORATION AND CERTAIN OF ITS AFFILIATES

(Confirmation Version)

TOGUT, SEGAL & SEGAL LLP

Frank A. Oswald

Brian F. Moore

Amy M. Oden

One Penn Plaza, Suite 3335

New York, New York 10119

(212) 594-5000

Counsel to the Debtors

and Debtors in Possession

Dated:	October 4, 2022

   New York, New York

[1]

The Debtors in the Chapter 11 Cases, along with the last four digits of each Debtor’s federal tax identification number, if applicable, are: Pareteum Corporation (7538); Pareteum North America Corp. (f/k/a Elephant Talk North America Corp.) (9623); Devicescape Holdings, Inc. (2909); iPass, Inc. (4598); iPass IP LLC (2550); Pareteum Europe B.V.; Artilium Group Ltd. (f/k/a Artilium PLC); Pareteum Asia Pte. Ltd.; and Pareteum N.V. (f/k/a Artilium N.V.). The mailing address of the Debtors, solely for the purposes of notices and communications, is c/o Saccullo Business Consulting, LLC, 27 Crimson King Drive, Bear, DE 19701.

TABLE OF CONTENTS

INTRODUCTION		1

ARTICLE I DEFINED TERMS AND RULES OF INTERPRETATION		1

ARTICLE II UNCLASSIFIED CLAIMS		17

2.1	ADMINISTRATIVE CLAIMS.	17

2.2	PAYMENT OF U.S. TRUSTEE FEES	18

2.3	PROFESSIONAL FEE CLAIMS	18

2.4	PRIORITY TAX CLAIMS.	19

ARTICLE III CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		19

3.1	CLASSIFICATION IN GENERAL	19

3.2	FORMATION OF DEBTOR GROUP FOR CONVENIENCE ONLY	19

3.3	SUMMARY OF CLASSIFICATION	20

3.4	TREATMENT OF CLASSES	21

3.5	ALTERNATIVE TREATMENT	23

3.6	SPECIAL PROVISION REGARDING UNIMPAIRED CLAIMS	23

3.7	CONTROVERSY CONCERNING IMPAIRMENT	23

ARTICLE IV ACCEPTANCE OR REJECTION OF THE PLAN		23

4.1	ACCEPTANCE BY CLASS ENTITLED TO VOTE	23

4.2	PRESUMED ACCEPTANCE OF THE PLAN	23

i

4.3	PRESUMED REJECTION OF THE PLAN	23

4.4	ELIMINATION OF CLASSES	23

ARTICLE V MEANS FOR IMPLEMENTATION OF THE PLAN		24

5.1	PLAN OBJECTIVE	24

5.2	VESTING OF ASSETS	24

5.3	TERMINATION OF CURRENT OFFICERS, DIRECTORS, EMPLOYEES AND PROFESSIONALS	24

5.4	LIQUIDATING TRUST.	24

5.5	EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS.	30

5.6	EXEMPTION FROM CERTAIN TRANSFER TAXES AND RECORDING FEES	31

5.7	FURTHER AUTHORIZATION.	31

5.8	PRESERVATION OF INSURANCE.	31

5.9	DISSOLUTION OF THE DEBTORS.	31

5.11	TERMINATION OF OFFICERS, EMPLOYEES, AND PROFESSIONALS	31

ARTICLE VI DISTRIBUTIONS		31

6.1	DISBURSING AGENT	31

6.2	NO POSTPETITION INTEREST ON CLAIMS	32

6.3	DATE OF DISTRIBUTIONS	32

6.4	DISTRIBUTION RECORD DATE	32

6.5	BOOKS AND RECORDS	32

6.6	DELIVERY OF DISTRIBUTIONS	33

6.7	REVERSION	33

6.8	MANNER OF PAYMENT UNDER PLAN	33

6.9	DE MINIMIS CASH DISTRIBUTIONS	33

6.10	NO DISTRIBUTION IN EXCESS OF AMOUNT OF ALLOWED CLAIM	33

6.11	ALLOCATION OF DISTRIBUTIONS BETWEEN PRINCIPAL AND INTEREST	34

6.12	SETOFFS AND RECOUPMENTS	34

6.13	RIGHTS AND POWERS OF DISBURSING AGENT	34

6.14	WITHHOLDING AND REPORTING REQUIREMENTS	34

6.15	CLAIMS PAID OR PAYABLE BY THIRD PARTIES	35

6.16	DISTRIBUTIONS ON DISPUTED CLAIMS	36

ARTICLE VII PROCEDURES FOR DISPUTED CLAIMS		37

7.1	ALLOWANCE OF CLAIMS	37

7.2	OBJECTIONS TO CLAIMS	37

7.3	ESTIMATION OF DISPUTED CLAIMS	37

7.4	RESOLUTION OF CLAIMS	38

7.5	DISALLOWED CLAIMS	38

7.6	NO RECOURSE	38

ARTICLE VIII TREATMENT OF EXECUTORY CONTRACTS		38

8.1	REJECTION OF EXECUTORY CONTRACTS	38

8.2	CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS	39

8.3	RESERVATION OF RIGHTS	39

ARTICLE IX CONDITIONS PRECEDENT TO THE EFFECTIVE DATE		39

9.1	CONDITIONS PRECEDENT TO THE EFFECTIVE DATE	39

9.2	WAIVER OF CONDITIONS PRECEDENT	40

ARTICLE X EFFECT OF PLAN CONFIRMATION		40

10.1	BINDING EFFECT	40

10.2	EXCULPATION AND LIMITATION OF LIABILITY	40

10.3	NO DISCHARGE	41

10.6	TERM OF BANKRUPTCY INJUNCTION OR STAYS	41

10.7	POST-EFFECTIVE DATE RETENTION OF PROFESSIONALS	41

ARTICLE XI RETENTION OF JURISDICTION		41

11.1	RETENTION OF JURISDICTION	41

11.2	NO LIMITATION ON ENFORCEMENT BY SEC OR THE U.S. ATTORNEY’S OFFICE ON NON-DEBTORS	43

ARTICLE XII MISCELLANEOUS PROVISIONS		43

12.1	PAYMENT OF STATUTORY FEES	43

12.2	DISSOLUTION OF THE CREDITORS’ COMMITTEE	44

12.3	AMENDMENT OR MODIFICATION OF THE PLAN	44

12.4	SUBSTANTIAL CONSUMMATION	44

12.5	SEVERABILITY OF PLAN PROVISIONS	44

12.6	SUCCESSORS AND ASSIGNS	44

12.7	REVOCATION, WITHDRAWAL, OR NON-CONSUMMATION	45

12.8	GOVERNING LAW	45

12.9	TIME	45

12.10	IMMEDIATE BINDING EFFECT	45

12.11	ENTIRE AGREEMENT	45

12.12	NOTICE	45

ARTICLE XIII CONFIRMATION REQUEST		46

v

INTRODUCTION

Pareteum Corporation and certain of its affiliates, as debtors and debtors in possession in the above-captioned cases, propose the following joint plan of liquidation for the resolution of the outstanding Claims against and Interests in the Debtors. Subject to Section 12.7 of the Plan, certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code, and Bankruptcy Rule 3019, the Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan prior to its substantial consummation (as such term is defined in section 1101 of the Bankruptcy Code).

Holders of Claims and Interests should refer to the Disclosure Statement for information concerning, among other things, (a) the Debtors’ history, assets, and liabilities, and (b) the Plan and related matters.

NO SOLICITATION MATERIALS OTHER THAN THE DISCLOSURE STATEMENT AND RELATED MATERIALS TRANSMITTED THEREWITH AND APPROVED BY THE BANKRUPTCY COURT HAVE BEEN AUTHORIZED FOR USE IN SOLICITING ACCEPTANCES OR REJECTIONS OF THE PLAN.

ARTICLE I

DEFINED TERMS AND RULES OF INTERPRETATION

Defined Terms. As used herein, capitalized terms shall have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

1.1 Accounts Receivable means, with respect to any Debtor (with respect to the Debtors’ Accounts Receivable) or the Purchasers (with respect to the Purchasers’ Accounts Receivable) and a particular date, (i) any and all accounts receivable, trade accounts, and other amounts (including overdue accounts receivable) owed to such Person relating to, or arising in connection with, the operation and conduct of, the Business and any other similar rights of such Person to payment from third parties, whether or not invoiced as of such date, and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of such services rendered, in each case owing to such Person; (ii) all other accounts or notes receivable of such Person related to the Business and the full benefit of all security for such accounts or notes receivable; and (iii) any and all claims, remedies, or other rights relating to any of the foregoing, together with any interest or unpaid financing charges accrued thereon, in each case that have not been satisfied or discharged prior to the close of business on the day immediately preceding such date or have not been written off or sent to collection prior to the close of business on the day immediately preceding such date (it being understood that the receipt of a check prior to the close of business on the day immediately preceding such date shall constitute satisfaction or discharge of the applicable account or note receivable to the extent of the payment represented thereby).

1.2 Accrued Professional Compensation means, at any date, and regardless of whether such amounts are billed or unbilled, all of a Professional’s accrued and unpaid fees (including success fees) and reimbursable expenses for services rendered in the Chapter 11 Cases through and including such date, whether or not such Professional has filed a fee application for payment of such fees and expenses, (a) all to the extent that any such fees and expenses have not been previously paid (regardless of whether a fee application has been filed for any such amount) and (b) after applying any retainer that has been provided by the Debtors to such Professional and not previously applied. No amount of a Professional’s fees and expenses denied under a Final Order shall constitute Accrued Professional Compensation.

1.3 Administrative Claim means a Claim for costs and expenses of administration of the Chapter 11 Cases under sections 328, 330, 363, 364(c)(1), 365, 503(b), or 507(b) of the Bankruptcy Code, including, but not limited to: (a) any actual and necessary costs and expenses, incurred on or after the Petition Date and through the Effective Date, of preserving the Estates and operating the business of the Debtors, including for wages, salaries, or commissions for services, and payments for goods and other services and leased premises to the extent such indebtedness or obligations provided a benefit to the Estates; (b) Professional Fee Claims; and (c) all other Claims entitled to Administrative Claim status pursuant to an order of the Bankruptcy Court.

1.4 Administrative Claims Bar Date shall have the meaning set forth in Section 2.1.

1.5 Affiliate means, with respect to any Person, “affiliate” as defined in section 101(2) of the Bankruptcy Code.

1.6 Allowed means, with respect to a Claim against any Debtor, except as otherwise provided herein, (a) a Claim that is (i) listed in the Schedules as of the Effective Date as neither disputed, contingent, nor unliquidated, and for which no Proof of Claim has been timely filed, and as to which the Debtors, Creditors’ Committee, Liquidating Trust, or other parties in interest have not filed an objection by the Claims Objection Deadline, or (ii) evidenced by a valid Proof of Claim or request for payment of Administrative Claim, as applicable, filed by the applicable Bar Date, and as to which the Debtors, Creditors’ Committee, Liquidating Trust, or other parties in interest have not filed an objection to the allowance thereof by the Claims Objection Deadline, or (b) a Claim that is Allowed under the Plan or any stipulation or settlement approved by, or Final Order of, the Bankruptcy Court; provided, however, that any Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court will not be considered “Allowed Claims” under the Plan. Notwithstanding the foregoing, a Claim shall not be Allowed and shall not be entitled to a Distribution under the Plan to the extent it has been satisfied prior to the Effective Date. If a Claim is Allowed only in part, references to Allowed Claims include and are limited to the Allowed portion of such Claim. Notwithstanding anything to the contrary herein, any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed and for which no Proof of Claim has been timely filed and any Claim that is disallowed in accordance with Bankruptcy Rule 3003 or section 502(d) of the Bankruptcy Code is not considered Allowed and each such Claim shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court.

1.7 Assumed Contracts means those Executory Contracts, if any, to be assumed by the Debtors pursuant to the Plan, as set forth on the Schedule of Assumed and Assigned Executory Contracts filed with the Plan Supplement.

1.8 Avoidance Action means any claim or Cause of Action of the Estates to recover or avoid transfers or to avoid liens under chapter 5 of the Bankruptcy Code or applicable state law or otherwise, including, but not limited to, sections 502, 506, 510, 522, 541, 542, 543, 544, 545, 546, 547, 548, 549, 550, 551, or 553 of the Bankruptcy Code, and the proceeds thereof, or otherwise to exercise the avoidance powers provided under the Bankruptcy Code, including any of the Debtors’ or the Estates’ claim, counterclaim, setoff, or offset rights, regardless of whether or not such action has been commenced prior to the Effective Date.

1.9 Ballot means each of the ballot forms distributed to each Holder of a Claim that is entitled to vote to accept or reject the Plan and on which the Holder is to indicate acceptance or rejection of the Plan.

1.10 Bankruptcy Code means title 11 of the United States Code, as now in effect or hereafter amended, to the extent such amendments apply to the Chapter 11 Cases.

1.11 Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York.

1.12 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.

1.13 Bar Date means, as applicable: (a) the General Bar Date; (b) the later of (i) the General Bar Date and (ii) 5:00 p.m. (Eastern Time) on the date that is thirty (30) days after entry of a Bankruptcy Court order pursuant to which Executory Contracts are rejected for Claims arising from such rejected agreements; (c) the later of (i) the General Bar Date and (ii) 5:00 p.m. (Eastern Time) on the date that is thirty (30) days after the date that notice of any applicable amendment or supplement to the Schedules is served on a claimant for those Claims affected by any such amendment or supplement to the Schedules; (d) November 11, 2022 at 5:00 p.m. (Eastern Time) for Governmental Units; and (e) the Administrative Claims Bar Date (as defined in Section 2.1(a)).

1.14 Beneficiaries means the Holders of Allowed General Unsecured Claims who are the beneficiaries of the Liquidating Trust.

1.15 BNP Paribas Loans means the loans made by BNP Paribas to Pareteum N.V. in the amount of approximately $429,000, which loans were secured by certain of the Purchased Assets prior to the Sale Closing.

1.16 Business means the Debtors’ and certain of their Affiliates’ business of cloud software communication systems and tools, as conducted prior to the Sale Closing.

1.17 Business Day means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

1.18 Cash means legal tender of the United States of America and equivalents thereof.

1.19 Cause of Action means any action, proceeding, cause of action, controversy, demand, debt, right, action, Avoidance Action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, setoff, recoupment, cross-claim, counterclaim, third-party claim, indemnity claim, contribution claim, or any other claim, known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether pending in litigation or otherwise, in contract or in tort, in law or in equity, or pursuant to any other theory of law, based in whole or in part upon any act or omission or other event occurring prior to the Effective Date. “Cause of Action” includes: (a) any claim for breach of contract or for breach of duties imposed by law or in equity; (b) any claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, violation of state or federal law, or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; (c) Avoidance Actions; (d) the right to object to Claims; (e) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; and (f) any claim or defense, including fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (g) any state or foreign law fraudulent transfer or similar claim.

1.20 Chapter 11 Cases means the bankruptcy cases of the Debtors jointly administered under case number 22-10615 (LGB) in the Bankruptcy Court.

1.21 Circles means Circles MVNE PTE. Ltd.

1.22 Circles Assigned Claims means all claims as defined and set forth in the Global Settlement and includes any and all claims and Causes of Action of any Debtor against (i) each corporate affiliate of the Debtors; (ii) the Independent Directors; (iii) Management; (iv) the Circles Transferred Employees; or (v) vendors or third-party providers of the Debtors (as of the Sale Closing) related to the MVNE Business, including such claims and Causes of Action arising under chapter 5 of the Bankruptcy Code, including, but not limited to, sections 510, 541, 544, 545, 547, 548, 549, 550, 553, or 558, or similar state laws, including any derivative claims asserted or assertable against any of the foregoing in In re Pareteum Corporation Stockholder Derivative Litigation, No. 1:20-cv-06264 (S.D.N.Y.) and William Miller, derivatively on behalf of Pareteum Corp. v. Victor Bozzo, No. 651381/2020 (N.Y. Sup. Ct., NY Cty.) (as consolidated).

1.23 Circles Payment means the sum of $500,000 in Cash payable to the Liquidating Trust Escrow by Circles within two (2) Business Days of the Effective Date.

1.24 Circles Transferred Employees means each of the Transferred Employees (as defined in the Purchase Agreement) who accept offers of employment with Circles or whose employment otherwise transfers by operation of law to Circles such that they become either full-time employees, part-time employees, or independent contractors of Circles, or its Affiliate, on or following the Sale Closing.

1.25 Claim means a “claim” against one or more of the Debtors as defined in section 101(5) of the Bankruptcy Code.

1.26 Claims Objection Deadline means for all Claims, the later of: (a) 180 days after the Effective Date, subject to extension by order of the Bankruptcy Court; (b) as to Administrative Claims (excluding Professional Fee Claims), 90 days after the filing of a Proof of Claim or request for payment of such Claim; and (c) such other objection deadline as may be specifically fixed by the Plan, the Confirmation Order, the Bankruptcy Rules, or a Final Order. For the avoidance of doubt, the Claims Objection Deadline may be extended one or more times by the Bankruptcy Court upon the filing of a notice by the Debtors or the Liquidating Trustee, as applicable.

1.27 Claims Register means the official register of Claims maintained by the clerk of the Bankruptcy Court.

1.28 Class means a category of Claims or Interests, as described in Article III hereof.

1.29 Confirmation means the confirmation of the Plan by the Bankruptcy Court under section 1129 of the Bankruptcy Code.

1.30 Confirmation Date means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

1.31 Confirmation Hearing means the hearing or hearings held by the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code to consider confirmation of the Plan, as such hearing(s) may be adjourned or continued from time to time.

1.32 Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which shall be in form and substance satisfactory to the Debtors and the Creditors’ Committee.

1.33 Creditor shall have the meaning ascribed to such term in section 101(10) of the Bankruptcy Code.

1.34 Creditors’ Committee means the official committee of unsecured creditors appointed by the U.S. Trustee in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code.

1.35 Cure Amount means all costs required of the Debtors to cure any and all monetary defaults, including pecuniary losses, pursuant to Bankruptcy Code section 365, arising under any Assumed Contract.

1.36 CVG means CVG Ventures Group, LLC.

1.37 CVG Assigned Claims means all claims as defined and set forth in the Global Settlement and includes all claims and Causes of Action of any Debtor against (i) each corporate affiliate of the Debtors, (ii) the CVG Transferred Employees (other than Management), and (iii) vendors and third-party providers of the Debtors (as of the Sale Closing) arising under chapter 5 of the Bankruptcy Code, including, but not limited to, sections 510, 541, 544, 545, 547, 548, 549, 550, 553, or 558, or similar state laws, related to the CVG Purchased Assets (as defined in the Purchase Agreement).

1.38 CVG Payment means the aggregate $750,000 Cash payment by CVG into an account for the benefit of the Liquidating Trust, which amount shall solely be payable from collections of the Accounts Receivable as follows: (i) once the aggregate amount of collections of Accounts Receivable acquired by CVG pursuant to Section 2.1(b)(ix) of the Purchase Agreement exceeds the aggregate amount of collections necessary to pay the Post-Petition Non-MVNE Accounts Payable (as defined in the Purchase Agreement) (the “AR Sharing Threshold”), CVG shall remit 50% of the first $1.5 million of collections from the Accounts Receivable above the AR Sharing Threshold; (ii) commencing on the second Wednesday following the date that collections of the Accounts Receivable reach the AR Sharing Threshold, and continuing on each Wednesday thereafter until the CVG Payment has been paid in full, CVG shall remit in Cash into an account for the benefit of the Liquidating Trust an installment payment in an amount equal to fifty-percent (50%) of the collections of Accounts Receivable collected during the previous week (Monday through Sunday), if any.

1.39 CVG Transferred Employees means each of the Transferred Employees (as defined in the Purchase Agreement) who accept offers of employment with CVG or whose employment otherwise transfers by operation of law to CVG such that they become either full-time employees, part-time employees, or independent contractors of CVG, or its Affiliate, on or following the Sale Closing.

1.40 D&O Policies means the insurance policies and contracts for directors’ and officers’ liability maintained by the Debtors, including any directors’ and officers’ “tail policy”, including, but not limited to, the D&O Insurance (as defined in the Global Settlement).

1.41 Debtors means Pareteum Corporation; Pareteum North America Corp. (f/k/a Elephant Talk North America Corp.); Devicescape Holdings, Inc.; iPass, Inc.; iPass IP LLC; Pareteum Europe B.V.; Artilium Group Ltd. (f/k/a Artilium PLC); Pareteum Asia Pte. Ltd.; and Pareteum N.V. (f/k/a Artilium N.V.).

1.42 DIP Lender means Circles, as lender under that certain Senior Secured, Priming and Superpriority Debtor-in-Possession Credit Agreement dated as of May 19, 2022 between certain of the Debtors, as borrowers, and Circles, as lender and administrative agent.

1.43 Disallowed means all or such part of a Claim or interest (a) that is disallowed by a Final Order of the Bankruptcy Court or other court of competent jurisdiction; (b) for reimbursement or contribution of an entity that is co-liable with any Debtor on the Claim of a creditor and such Claim is contingent on the Confirmation Date, pursuant to section 502(e)(1)(B) of the Bankruptcy Code; or (c) proof of which was required to be filed but as to which a Proof of Claim was not timely or properly filed; unless Allowed by a Final Order of the Bankruptcy Court or other court of competent jurisdiction.

1.44 Disbursing Agent means the Liquidating Trustee or the Entity or Entities selected by the Liquidating Trustee to make or facilitate Distributions contemplated under the Plan after the Effective Date.

1.45 Disclosure Statement means the disclosure statement (including all exhibits and schedules thereto) relating to the Plan, as amended, modified, or supplemented from time to time.

1.46 Disputed Claim means (a) any Claim as to which the Debtors, Creditors’ Committee, Liquidating Trust, or other party in interest has interposed an objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules, or any Claim otherwise disputed by the Debtors, Creditors’ Committee, Liquidating Trust, or other party in interest in accordance with applicable law, which objection has not been withdrawn, or determined by a Final Order; (b) any Claim scheduled by the Debtors as contingent, unliquidated, or disputed; (c) any Claim which amends a claim scheduled by the Debtors as contingent, unliquidated, or disputed; or (d) any Claim prior to it having become an Allowed Claim. For the avoidance of doubt, if no Proof of Claim has been filed by the applicable Bar Date and the Claim is not listed on the Schedules or has been or hereafter is listed on the Schedules as $0.00, Disputed, Contingent, or unliquidated, such Claim shall be a Disallowed Claim and shall be expunged from the Claims Register without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court.

1.47 Disputed Claims Reserve means an account to established and and administered by the Liquidating Trustee for the payment of Disputed General Unsecured Claims that become Allowed General Unsecured Claims after the Effective Date, and which shall hold Liquidating Trust Interests for the benefit of the Holders of Disputed General Unsecured Claims.

1.48 Disputed Claims Reserve Amount means, as applicable, Liquidating Trust Interests equal to the aggregate Pro Rata share that would be distributable to Holders of Disputed General Unsecured Claims in accordance with Section 3.4(d) (i) if such Claims were Allowed Claims on the Effective Date in the full amount asserted, or (ii) if any such Claim has been estimated or otherwise Provisionally Allowed by the Bankruptcy Court, in such estimated or Provisionally Allowed amount, whichever is lesser; provided, however, the Debtors shall not be required to retain any amount on account of contingent or unliquidated Claims.

1.49 Distribution means any transfer under the Plan of Cash or other property to a Holder of an Allowed Claim, and shall include transfers of Cash by the Liquidating Trustee to Beneficiaries of the Liquidating Trust, as provided for under the Plan and the Liquidating Trust Agreement; provided, that no Distribution shall be made to Beneficiaries of the Liquidating Trust on account of their Liquidating Trust Interests until all Plan Reserve Obligations have been satisfied in full or otherwise Disallowed.

1.50 Distribution Date means a date or dates, including the Initial Distribution Date as determined by the Disbursing Agent in accordance with the terms of the Plan, on which the Disbursing Agent makes a Distribution to Holders of Allowed Claims or Liquidating Trust Interests.

1.51 Distribution Record Date means the record date for purposes of determining which Holders of Allowed Claims are eligible to received Distributions, which date shall be the first day of the Confirmation Hearing or such other date as designated in a Final Order of the Bankruptcy Court.

1.52 Effective Date means the Business Day the Plan becomes effective as provided in Article IX hereof.

1.53 Effective Date Notice means the notice of the Effective Date.

1.54 Entity means “entity” as defined in section 101(15) of the Bankruptcy Code.

1.55 Estates means the chapter 11 estates of the Debtors created by the commencement of the Chapter 11 Cases pursuant to section 541 of the Bankruptcy Code.

1.56 Exchange Act means the Securities Exchange Act of 1934, as now in effect or hereafter amended.

1.57 Exculpated Parties means the following parties in their respective capacities as such: (a) the Debtors; (b) the Independent Directors; (c) Management; (d) the Creditors’ Committee and its members; (e) the Purchasers; (f) the DIP Lender; (g) the Wind Down Officer and Saccullo Business Consulting, LLC; (h) the TSA Designee.; and (i) with respect to each of the foregoing persons in clauses (a) through (h), each of their respective Related Parties. For the avoidance of doubt, former directors and officers of the Debtors, including, but not limited, to Robert H. Turner shall not be entitled to the exculpation or limitation of liability set forth in Section 10.2 of the Plan.

1.58 Executory Contract means a contract or lease to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

1.59 Exhibit means an exhibit either annexed to, or contained in a supplement to, the Plan or the Disclosure Statement, as amended, modified, or supplemented from time to time.

1.60 Federal Judgment Rate means the federal judgment rate, 28 U.S.C. § 1961, in effect as of the Petition Date, compounded annually.

1.61 Final Order means an order or judgment, the operation or effect of which has not been reversed, stayed, modified, or amended, and as to which order or judgment (or any reversal, stay, modification, or amendment thereof), (a) the time to appeal, seek certiorari, or request re-argument or further review or rehearing has expired and no appeal, petition for certiorari, or request for re-argument or further review or rehearing has been timely filed, or (b) any appeal that has been or may be taken or any petition for certiorari or request for re-argument, further review, or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed, from which certiorari was sought, or to which the request was made, and no further appeal, petition for certiorari, or request for re-argument, further review, or rehearing has been or can be taken or granted.

1.62 General Bar Date means August 22, 2022 at 5:00 p.m. (Eastern Time), the date by which each Holder of a Claim against the Debtors must have filed a Proof of Claim unless such Claim falls within one of the exceptions set forth in the Bankruptcy Court order establishing the Bar Date [Docket No. 207].

1.63 General Unsecured Claim means any Claim against the Debtors other than an Administrative Claim, a Secured Tax Claim, an Other Secured Claim, a Priority Tax Claim, or an Other Priority Claim.

1.64 Global Settlement means the settlements and compromises set forth in that certain Global Settlement and Release Agreement, dated June 30, 2022 and approved by an order of the Bankruptcy Court dated July 8, 2022 [Docket No. 201], by and among the Debtors, the Creditors’ Committee, the Purchasers, and any Joinder Party (as defined therein), a copy of which is attached to the Disclosure Statement as Exhibit B.

1.65 Governmental Unit has the meaning set forth in section 101(27) of the Bankruptcy Code.

1.66 Holder means a holder of a Claim, Interest, or Liquidating Trust Interest, as applicable.

1.67 Impaired means, when used in reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

1.68 Independent Directors means Mary Beth Vitale, Robert Lippert, and Luis Jimenez-Tuñon.

1.69 Initial Distribution Date means the date or dates on which the Disbursing Agent makes the first Distribution to Holders of Liquidating Trust Interests pursuant to the terms of the Plan, which date shall be after the Claims Objection Deadline has passed and all Plan Reserve Obligations have been satisfied in full or otherwise Disallowed.

1.70 Interest means any equity security (as such term is defined in section 101(16) of the Bankruptcy Code) of a Debtor, including all issued, unissued, authorized, or outstanding shares of capital stock and any other common stock, preferred stock, limited liability company interests, and any other equity, ownership or profits interests of the Debtors, including all options, warrants, rights, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities, or other agreements, arrangements, or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any of the Debtors, whether or not arising under or in connection with any employment agreement, and whether or not certificated, transferable, preferred, common, voting, or denominated “stock,” or similar security, that existed immediately before the Effective Date

1.71 Interim Administrative Claims Bar Date means September 30, 2022, the date established by the Bankruptcy Court [Docket No. 296] by which certain Administrative Claims arising from the Petition Date through and including August 31, 2022 were to be made in writing or filed against the Debtors. The Interim Administrative Claims Bar Date does not apply to the following persons or entities: (a) any party that has already properly filed an Administrative Claim which clearly sets forth the Debtor against which the party asserts an Administrative Claim; (b) any holder of a Claim that heretofore has been allowed by order of the Bankruptcy Court; (c) any person or entity whose claim has been paid in full by the Debtors or the Purchasers; (d) any holder of a Claim for which specific deadlines have previously been fixed by the Bankruptcy Court (including, for the avoidance of doubt, any holder of a claim arising under section 503(b)(9) of the Bankruptcy Code); and (e) Professionals retained by order of the Bankruptcy Court seeking interim or final compensation.

1.72 IoT Business means the Debtors’ “Internet of Things” business.

1.73 IRC means the Internal Revenue Code of 1986, as now in effect or hereafter amended.

1.74 IRS means the Internal Revenue Service.

1.75 Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.76 Liquidating Trust means the trust established pursuant to the Plan and in accordance with the Confirmation Order and Liquidating Trust Agreement.

1.77 Liquidating Trust Agreement means the trust agreement that documents the powers, duties, and responsibilities of the Liquidating Trust, which document will be materially consistent with the Plan and in form and substance satisfactory to the Debtors and the Creditors’ Committee, as such agreement may be amended from time to time in accordance with its terms.

1.78 Liquidating Trust Assets means (i) the Liquidating Trust Funding Amount; (ii) all Retained Causes of Action; (iii) all rights to tax refunds (including the Tax Refund); (iv) all marketable and unsold hard assets of the Debtors, including, but not limited to, artwork and furniture, fixtures, and equipment; (v) all rights with respect to the insurance policies of the Debtors (including the D&O Policies) other than certain rights of the Debtors transferred to the Purchasers pursuant to the Purchase Agreement and the Global Settlement, and the Debtors’ rights to recover therefrom, all of which shall be transferred or assigned to the Liquidating Trust on the Effective Date; (vi) 20% of the affirmative monetary net recoveries (if any) of each of the Circles Assigned Claims and the CVG Assigned Claims, subject to the terms of the Global Settlement; and (viii) the Excluded Assets (as defined in the Purchase Agreement); provided, however, “Liquidating Trust Assets” shall not include any assets expressly assigned or transferred by the Debtors to a party other than the Liquidating Trust pursuant to the Purchase Agreement, the Global Settlement, the Plan, the Confirmation Order, or any order of the Bankruptcy Court (including, for the avoidance of doubt, the Purchased Assets, the Circles Assigned Claims, and the CVG Assigned Claims). For the avoidance of doubt, nothing in the Disclosure Statement, Plan, the Liquidating Trust Agreement, or any related documents, including the description of Liquidating Trust Assets in the Disclosure Statement Article VI.C and this definition (a) is a determination of whether each of the D&O Policies are property of the Debtors’ Estates or whether the proceeds of each of the D&O Policies are property of the Debtors’ Estates or (b) is intended to or may be interpreted as enlarging or diminishing the rights of the Debtors, the Liquidating Trust, the Liquidating Trustee, the court-appointed lead plaintiff in the securities class action captioned as In re Pareteum Securities Litigation, Case No. 1:19-cv- 09767 (AKH) (GWG) (individually or in its capacity as such), or any other person or entity, to pursue any D&O Policies for the satisfaction of a claim for which the proceeds of any such D&O Policies may be available. In all cases subject to the express terms and conditions of the applicable D&O Policies, all rights, remedies, claims, and defenses of all parties in interest with respect to all D&O Policies (or the proceeds thereof) for satisfaction of any such claims are preserved, including, without limitation, the rights and defenses of each underwriter, carrier, or other entity who is an issuer or insurer under any such D&O Policies or who may have a responsibility for the payment of any proceeds therefrom.

1.79 Liquidating Trust Escrow means the escrow account established on or prior to the Effective Date for the benefit of the Liquidating Trust.

1.80 Liquidating Trust Funding Amount means an amount equal to (a) the Circles Payment, (b) the CVG Payment, (c) the Wind Down Trust Amount, (d) the amount of the Tax Refund (if any), and (d) all of the Debtors’ Cash on hand as of the Effective Date following payments required to be made on the Effective Date on account of all Allowed Administrative Claims, Allowed Secured Tax Claims, Allowed Other Secured Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, U.S. Trustee Fees, and to fund the Professional Fee Escrow Account with the Professional Fee Escrow Amount and the Plan Reserve Account with the Plan Reserve Amount.

1.81 Liquidating Trust Interests means a beneficial interest in the Liquidating Trust entitling the Holder thereof to Distributions from the Liquidating Trust as provided for in the Plan and in the Liquidating Trust Agreement.

1.82 Liquidating Trust Net Recovery means the Liquidating Trust Assets available for Distributions to Holders of Liquidating Trust Interests in accordance with the Plan and Liquidating Trust Agreement following payment of and reserving for Post-Effective Date Expenses and the satisfaction or disallowance of all Plan Reserve Obligations, in accordance with their respective priorities under the Bankruptcy Code or any order of the Bankruptcy Court, including, without limitation, the Confirmation Order.

1.83 Liquidating Trust Proceeds means any and all Cash, property, and other rents, profits, and/or proceeds derived from the Liquidating Trust Assets, including reducing Retained Causes of Action to Cash.

1.84 Liquidating Trustee means (a) the Person selected by the Creditors’ Committee in consultation with the Debtors appointed as the trustee pursuant to the Liquidating Trust Agreement or any other Person approved by the Bankruptcy Court and (b) any successor trustee(s) appointed pursuant to the Liquidating Trust Agreement that has the powers and responsibilities set forth in the Plan, the Confirmation Order, and the Liquidating Trust Agreement. Whenever the Liquidating Trustee is referred to herein, all such references are qualified by the Liquidating Trustee’s powers rights, and obligations as set forth in the Liquidating Trust Agreement.

1.85 Liquidating Trustee Disclosure means a written disclosure to be filed with the Bankruptcy Court at least seven (7) days prior to the Voting Deadline disclosing the identity of the Liquidating Trustee, the Liquidating Trustee’s credentials, and any and all relevant affiliations, connections, or actual or potential conflicts of interest.

1.86 Management means Bart Weijermars, Laura Thomas, Alexander Korff, and Matias Felix.

1.87 MVNE Business means the Debtors’ Mobile Virtual Network Enabler business, which also includes the IoT Business.

1.88 Other Priority Claim means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than an Administrative Claim or a Priority Tax Claim.

1.89 Other Secured Claim means any Secured Claim that is not a Secured Tax Claim.

1.90 Person means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, or other entity.

1.91 Petition Date means May 15, 2022, the date on which the Debtors filed their respective voluntary chapter 11 petitions commencing the Chapter 11 Cases.

1.92 Plan means this chapter 11 plan of reorganization, including the Exhibits and all supplements, appendices, and schedules hereto, either in its current form or as the same may be altered, amended, supplemented, or modified from time to time, which shall be in form and substance satisfactory to the Debtors and the Creditors’ Committee.

1.93 Plan Reserve Account means an escrow account to be funded by the Debtors with the Plan Reserve Amount pursuant to the terms of the Global Settlement, which shall be used solely to pay the Plan Reserve Obligations until such Plan Reserve Obligations are satisfied in full or otherwise Disallowed, at which time any remaining amounts will become Liquidating Trust Assets.

1.94 Plan Reserve Amount means the sum of $600,000 received by the Debtors upon the Sale Closing, less the Wind Down Trust Amount of $100,000 and any other amounts, if any, used between the Sale Closing and the Effective Date to fund the costs of the Chapter 11 Cases.

1.95 Plan Reserve Obligations means the Allowed Administrative Claims (other than Professional Fee Claims), Allowed Priority Tax Claims, Allowed Other Secured Claims, and Allowed Other Priority Claims that are not satisfied as of the Effective Date.

1.96 Plan Supplement means any supplement to the Plan, and the compilation of documents, forms of documents, and Exhibits to the Plan or Disclosure Statement, as amended, modified, or supplemented from time to time, which may be filed in draft or substantially final or non-final form, in form and substance satisfactory to the applicable parties as provided in the Global Settlement and the Plan, which shall be filed by the Debtors no later than seven (7) calendar days prior to the Voting Deadline, and including the following, without limitation: (a) the Liquidating Trust Agreement, (b) the Liquidating Trustee Disclosure, (c) a non-exhaustive list of the Retained Causes of Action, (d) the Schedule of Assumed and Assigned Executory Contracts, if any, and (e) any other necessary documentation related to the Plan.

1.97 Post-Effective Date Expenses means all voluntary and involuntary, costs, expenses, charges, obligations, or liabilities of any kind or nature, whether unmatured, contingent or unliquidated (collectively, the “Expenses”) incurred or reasonably anticipated to be incurred by the Liquidating Trust or the Liquidating Trustee after the Effective Date in connection with the implementation of the Plan, the administration of the post-Effective Date Estates, and the implementation of the Liquidating Trust, including, but not limited to: (a) the Liquidating Trustee’s Expenses in connection with administering and implementing the Plan, including any taxes incurred by the Liquidating Trust or the Liquidating Trust Assets and accrued on or after the Effective Date, (b) U.S. Trustee Fees, if any, which accrued after the Effective Date, (c) the Liquidating Trustee’s Expenses in making the Distributions required by the Plan, including Allowed Administrative Claims, paying taxes, and filing tax returns, (d) any Expenses incurred by the Liquidating Trust or the Liquidating Trustee, (e) the Expenses of independent contractors and professionals (including, without limitation, attorneys, advisors, accountants, brokers, consultants, experts, professionals, and other Persons) providing services to the Liquidating Trustee or the Liquidating Trust, and (f) the fees and expenses of the Disbursing Agent in making Distributions.

1.98 Priority Claim means any Priority Tax Claim or Other Priority Claim.

1.99 Priority Tax Claim means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

1.100 Pro Rata means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims within such Class.

1.101 Professional means any professional employed in the Chapter 11 Cases pursuant to sections 327, 328, 363, or 1103 of the Bankruptcy Code or otherwise.

1.102 Professional Fee Claim means an Administrative Claim of a Professional for compensation for services rendered and reimbursement of costs incurred prior to and including the Effective Date.

1.103 Professional Fee Escrow means an escrow account to be funded with the Professional Fee Escrow Amount on the Effective Date.

1.104 Professional Fee Escrow Amount means the aggregate Accrued Professional Compensation incurred, or estimated to be incurred, through the Effective Date as estimated by the Professionals in accordance with Section 2.3.

1.105 Proof of Claim means a written proof of Claim filed against the Debtors in the Chapter 11 Cases.

1.106 Provisionally Allowed means a Disputed Claim (a) that has been deemed temporarily allowed for voting purposes pursuant to Bankruptcy Rule 3018, or (b) the maximum amount of which has been estimated pursuant to Bankruptcy Code section 502(c) and the procedures set forth in Section 7.3 of the Plan; provided, however, that, if a Claim has been subject to multiple such estimation or temporary allowance proceedings, the Provisionally Allowed amount shall refer to the lowest amount established in any such proceedings, unless the Bankruptcy Court orders otherwise.

1.107 Purchase Agreement means that certain Asset Purchase Agreement among the Debtors as sellers and Circles and CVG as Purchasers, dated as of May 15, 2022, as it may be amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof, including pursuant to the Sale Order.

1.108 Purchased Assets has the meaning set forth in the Purchase Agreement.

1.109 Purchasers means Circles and CVG in their capacities as purchasers under the Purchase Agreement.

1.110 Related Parties means with respect to any Exculpated Party, an Entity’s current employees, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

1.111 Retained Causes of Action means all claims and Causes of Action that are not Circles Assigned Claims or CVG Assigned Claims, except as otherwise set forth in the Plan Supplement.

1.112 Sale means the Debtors’ sale of the Purchased Assets (as defined in the Purchase Agreement) to the Purchasers pursuant to the Sale Documents as approved by the Sale Order.

1.113 Sale Closing means July 11, 2022 at 11:30 p.m. (Eastern Time).

1.114 Sale Documents means the Purchase Agreement (together with the schedules and/or exhibits and all related documents), as they may be amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof.

1.115 Sale Order means that certain order of the Bankruptcy Court, entered on June 30, 2022 [Docket No. 167] approving the Sale.

1.116 Schedule of Assumed and Assigned Executory Contracts means a schedule that may be filed as part of the Plan Supplement of all Executory Contracts that the Debtors intend to assume or assume and assign pursuant to the Plan.

1.117 Schedules means the Debtors’ schedules of assets and liabilities and statements of financial affairs, filed under section 521 of the Bankruptcy Code and the Bankruptcy Rules, as amended, supplemented, or modified.

1.118 SEC means the U.S. Securities and Exchange Commission.

1.119 Securities Act means the Securities Act of 1933, as now in effect or hereafter amended.

1.120 Secured Claim means a Claim that is secured by a Lien on property in which the Estates have an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder’s interest in the applicable Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code.

1.121 Secured Tax Claim means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code (determined irrespective of any time limitation therein and including any related Secured Claim for penalties).

1.122 Tax Refund means Spanish and Italian tax refunds that the Debtors believe they are owed by the Spanish and Italian governments, respectively.

1.123 Transition Services Agreement means that certain Transition Services Agreement dated as of July 11, 2022 by and among the Debtors and the Purchasers, a copy of which is attached to the Disclosure Statement as Exhibit C.

1.124 TSA Designee means a Transferred Employee (as defined in the Purchase Agreement) designated by Circles or CVG to provide services, up to ten (10) hours per week, to the Debtors and their Professionals, for an agreed reasonable amount of time following the Sale Closing pursuant to the Transition Services Agreement.

1.125 U.S. Attorney’s Office means the Office of the United States Attorney.

1.126 U.S. Trustee means the Office of the United States Trustee for the Southern District of New York.

1.127 U.S. Trustee Fees means all fees, interest, and charges assessed against the Estates by the U.S. Trustee pursuant to 28 U.S.C. § 1930 and 31 U.S.C. § 3717.

1.128 Unclaimed Distribution means any Distribution under the Plan on account of an Allowed Claim or Liquidating Trust Interest that has not: (i) accepted a particular Distribution or, in the case of a Distribution made by check, negotiated such check, (ii) given written notice to the Disbursing Agent of an intent to accept a particular Distribution, (iii) responded in writing to the request of the Disbursing Agent for information necessary to facilitate a particular Distribution, or (iv) taken any other action necessary to facilitate such Distribution.

1.129 Unimpaired means a Claim that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

1.130 Voting Deadline means the date by which a Holder of a Claim entitled to vote on the Plan must deliver a Ballot to accept or reject the Plan as set forth in the order of the Bankruptcy Court approving the instructions and procedures relating to the solicitation of votes with respect to the Plan.

1.131 Wind Down Trust Amount means the $100,000 placed by the Debtors after the Sale Closing into an account for the benefit of the Liquidating Trust, and such funds shall be held in the Liquidating Trust Escrow Account for the purpose of funding the Liquidating Trust; provided, however, that the Wind Down Trust Amount may be accessed and used by the Debtors to pay Allowed Administrative Claims on the Effective Date, if necessary, only with the Creditors’ Committee’s prior written consent or as required by order of the Bankruptcy Court.

1.132 Wind Down Officer means Anthony M. Saccullo, who was formally appointed by Order of the Bankruptcy Court entered on July 22, 2022, and who shall administer the Estates from the Sale Closing through the Effective Date.

Rules of Interpretation and Computation of Time. For purposes of the Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) unless otherwise provided in the Plan, any reference in the Plan to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or schedule filed or to be filed means such document or schedule, as it may have been or may be amended, modified, or supplemented pursuant to the Plan; (d) any reference to an entity as a Holder of a Claim, Interest, or Liquidating Trust Interest includes that entity’s successors and assigns; (e) all references in the Plan to Sections and Articles are references to Sections and Articles of or to the Plan; (f) the words “herein,” “hereunder,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (h) subject to the provisions of any contract, certificates of incorporation, bylaws, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules; (i) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (j) in computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply; (k) “including” means “including without limitation”; and (l) with reference to any Distribution under the Plan, “on” a date means on or as soon as reasonably practicable after that date.

Exhibits. All Exhibits are incorporated into and are a part of the Plan as if set forth in full herein, and, to the extent not annexed hereto or to the Disclosure Statement, such Exhibits shall be filed with the Bankruptcy Court no later than seven (7) days prior to the Voting Deadline. Holders of Claims and Interests may obtain a copy of the Exhibits upon written request to the Debtors. Upon their filing, the Exhibits may be inspected (a) in the office of the clerk of the Bankruptcy Court or its designee during normal business hours; (b) on the Bankruptcy Court’s website at http://nysb.uscourts.gov (registration required); or (c) at the Debtors’ case website at http://www.kccllc.net/pareteum. The documents contained in the Exhibits shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

Controlling Document. In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document). The provisions of the Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effect the purposes of each; provided, that if there is determined to be any inconsistency between any Plan provision and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern and any such provision of the Confirmation Order shall be deemed a modification of the Plan and shall control and take precedence.

ARTICLE II

UNCLASSIFIED CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims (including Professional Fee Claims) and Priority Tax Claims are not classified and are not entitled to vote on the Plan.

2.1 Administrative Claims.

(a) All requests for payment of Administrative Claims (other than (i) Professional Fee Claims, and (ii) Administrative Claims that have been Allowed on or before the Effective Date) or were not made in writing or filed and required to be filed in connection with the Interim Administrative Bar Date, must be in writing and filed with the Bankruptcy Court and served on the Debtors, the Creditors’ Committee, the Liquidating Trustee, and the U.S. Trustee so as to be received by 5:00 p.m. (Eastern Time) on the date that is thirty (30) days after the service of notice of occurrence of the Effective Date (the “Administrative Claims Bar Date”). Such request for payment must include at a minimum: (A) the name of the holder of the asserted Administrative Claim; (B) the amount of the Administrative Claim; (C) the basis of the Administrative Claim; and (D) supporting documentation for the Administrative Claim. Failure to file and serve such proof of Administrative Claim timely and properly shall result in the Administrative Claim being forever barred and released and the Holder thereof shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset, or recover such Administrative Claim. On or as soon as reasonably practicable after the earlier of (a) the Effective Date or (b) the first Business Day after the date that is thirty (30) calendar days after the date on which an Allowed Administrative Claim becomes Allowed or payable under any agreement related thereto, unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors or the Liquidating Trustee, as applicable, each Holder of an Allowed Administrative Claim shall receive, in full and final satisfaction, settlement, and release, and in exchange for, such Allowed Administrative Claim, Cash equal to the unpaid portion of such Allowed Administrative Claim.

2.2 Payment of U.S. Trustee Fees. On the Effective Date, the Debtors shall pay all accrued and outstanding U.S. Trustee Fees, if any. Following the Effective Date, the Liquidating Trust shall remain obligated to pay quarterly fees to the U.S. Trustee on behalf of the Estates, if any, in accordance with Section 12.1.

2.3 Professional Fee Claims.

(a) To the extent not filed prior to the Effective Date, Professionals shall submit final fee applications seeking approval of all Professional Fee Claims by the Bankruptcy Court no later than thirty (30) days after the Debtors serve the Effective Date Notice. These applications remain subject to Bankruptcy Court approval under the standards established by the Bankruptcy Code, including the requirements of sections 327, 328, 330, 331, 363, 503(b), and 1103 of the Bankruptcy Code, as applicable.

(b) Professionals shall estimate in good faith their Accrued Professional Compensation rendering services to the Debtors before and as of the Effective Date and shall deliver such good faith estimate to the Debtors no later than five (5) Business Days prior to the Effective Date. If a Professional does not provide an estimate, the Debtors shall estimate in good faith the unpaid and unbilled fees and expenses of such Professional.

(c) As soon as reasonably practicable after the Confirmation Date and no later than the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow with Cash equal to the Professional Fee Escrow Amount, and no Liens, Claims, or interests shall encumber the Professional Fee Escrow in any way. The Professional Fee Escrow (including the funds held therein) (x) shall not be and shall not be deemed property of the Debtors or the Liquidating Trust and (y) shall be held in trust for Professionals; provided, that any funds remaining in the Professional Fee Escrow after all Allowed Professional Fee Claims have been irrevocably paid in full shall vest in the Liquidating Trust.

(d) Allowed Professional Fee Claims shall be paid in Cash to such Professionals from the funds held in the Professional Fee Escrow when such Claims are Allowed by an order of the Bankruptcy Court; provided, that to the extent there are insufficient funds in the Professional Fee Escrow to pay all Allowed Professional Fee Claims in full, each Holder of a Professional Fee Claim shall receive its pro rata share of the remaining funds in the Professional Fee Escrow or as otherwise agreed; provided further, that no Professional shall receive payment from the Liquidating Trust of any Allowed Professional Fee Claim in excess of the amount reserved for such Professional in the Professional Fee Escrow unless the Liquidating Trustee, in consultation with the Trust Advisory Committee or as determined by the Bankruptcy Court, agrees to pay some or all of any unpaid Allowed Professional Fee Claims and the Liquidating Trust has sufficient Cash available to pay Allowed Professional Fees or as otherwise agreed.

(e) The Debtors and the Liquidating Trustee, as applicable, are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Effective Date in the ordinary course without the need for Bankruptcy Court approval.

2.4 Priority Tax Claims. Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, and release of, and in exchange for, each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

ARTICLE III

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

3.1 Classification in General. Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims against and Interests in the Debtors. A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim is also placed in a particular Class for the purpose of receiving Distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled prior to the Effective Date.

3.2 Formation of Debtor Group for Convenience Only. The Plan (including, but not limited to, Sections 2 and 3 of the Plan) groups the Debtors together solely for the purpose of describing treatment under the Plan, confirmation of the Plan, and Distributions to be made in respect of Claims against the Debtors under the Plan. Such grouping shall not affect each Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger of consolidation of any legal entities, or cause the transfer of any assets. Except as otherwise provided by or permitted under the Plan, all Debtors shall continue to exist as separate legal entities.

3.3 Summary of Classification.

The Plan (including, but not limited to, Sections 2 and 3 of the Plan) provides for the procedural consolidation of the Debtors for plan purposes only and shall serve as a motion by the Debtors for entry of an order of the Bankruptcy Court granting such relief. The Debtors propose procedural consolidation to avoid the inefficiency of proposing, voting on, and making Distributions in respect of entity-specific claims. Accordingly, on the Effective Date, all of the Debtors and their Estates shall, for purposes of the Plan only, be treated as though they were merged and (a) all Assets and liabilities of the Debtors shall, for purposes of the Plan only, be treated as though they were merged, (b) all guarantees of the Debtors of payment, performance, or collection of obligations of any other Debtor shall be eliminated and canceled, (c) all joint or duplicate obligations of two or more Debtors, and all multiple Claims against such Entities on account of such joint or duplicate obligations, shall be considered a single claim against the Debtors (including for purposes of Distributions and reserves) without the need for further action by the Debtors or the Wind Down Officer and (d) any Claim filed in the Chapter 11 Cases shall be deemed filed against the consolidated Debtors and a single obligation of the consolidated Debtors on and after the Effective Date. Unless otherwise set forth herein, such consolidation shall not (other than for voting, treatment, and distribution purposes under the Plan) affect (i) the legal and corporate structures of the Debtors or (ii) the substantive rights of any creditor. If any party in interest challenges the proposed procedural consolidation, the Debtors reserve the right to establish at the Combined Hearing the ability to confirm the Plan on an entity-by-entity basis.

The following table designates the Classes of Claims against and Interests in the Debtors and specifies which of those Classes are (a) Impaired or Unimpaired by the Plan, (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (c) deemed to accept or reject the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims (have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in this Section 3.3. All of the potential Classes for the Debtors are set forth herein. The Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Section 4.4 hereof

Class	Designation	Impairment	Entitled to Vote

1	Secured Tax Claims	Unimpaired	No (deemed to accept)

2	Other Secured Claims	Unimpaired	No (deemed to accept)

3	Other Priority Claims	Unimpaired	No (deemed to accept)

4	General Unsecured Claims	Impaired	Yes

5	Interests	Impaired	No (deemed to reject)

3.4 Treatment of Classes.

(a) Class 1 – Secured Tax Claims

(i) Claims in Class: Class 1 consists of all Secured Tax Claims.

(ii) Treatment: Except to the extent that a Holder of an Allowed Secured Tax Claim agrees to different, less favorable treatment, each Holder of an Allowed Secured Tax Claim will receive, in full and final satisfaction, settlement, and release of and in exchange for such Allowed Secured Tax Claim, Cash in an amount equal to the Allowed amount of such Allowed Secured Tax Claim on the earlier of (x) the Effective Date and (y) as soon as practicable after its Secured Tax Claim becomes Allowed.

(iii) Voting: Claims in Class 1 are Unimpaired. Holders of Allowed Secured Tax Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Secured Tax Claims are not entitled to vote to accept or reject the Plan.

(b) Class 2 – Other Secured Claims

(i) Claims in Class: Class 2 consists of all Other Secured Claims.

(ii) Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to different, less favorable treatment (including, without limitation, pursuant to the Global Settlement, the Purchase Agreement, and/or the Sale Order), each Holder of an Allowed Other Secured Claim will receive, in full and final satisfaction, settlement, and release of and in exchange for such Allowed Other Secured Claim, Cash in an amount equal to the Allowed amount of such Other Secured Claim on the earlier of (x) the Effective Date and (y) as soon as practicable after its Other Secured Claim becomes Allowed.

(iii) Voting: Claims in Class 2 are Unimpaired. Holders of Allowed Other Secured Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Other Secured Claims are not entitled to vote to accept or reject the Plan.

(c) Class 3 – Other Priority Claims

(i) Claims in Class: Class 3 consists of all Other Priority Claims.

(ii) Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to a different, less favorable treatment, each Holder of an Allowed Other Priority Claim will receive, in full and final satisfaction, settlement, and release of and in exchange for such Allowed Claim, Cash in an amount equal to such Holder’s Allowed Other Priority Claim on the earlier of (x) the Effective Date and (y) as soon as practicable after its Other Priority Claim becomes Allowed.

(iii) Voting: Claims in Class 3 are Unimpaired. Holders of Allowed Other Priority Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Other Priority Claims are not entitled to vote to accept or reject the Plan

(d) Class 4 – General Unsecured Claims

(i) Claims in Class: Class 4 consists of all General Unsecured Claims.

(ii) Treatment: Subject to the terms herein and Section 5.4, except to the extent that a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, settlement, and release of, and in exchange for, all such Allowed Claims, each Holder of an Allowed General Unsecured Claim, including the holder of the BNP Paribas Loans, shall receive such Holder’s Pro Rata share of the Liquidating Trust Interests entitling such Holder to receive, on a Distribution Date, their Pro Rata share of the Liquidating Trust Net Recovery available for Distribution on each such Distribution Date as provided under the Plan and the Liquidating Trust Agreement.

(iii) Voting: Claims in Class 4 are Impaired. Pursuant to section 1126 of the Bankruptcy Code, each Holder of an Allowed General Unsecured Claim is entitled to vote to accept or reject the Plan.

(e) Class 5 – Interests

(i) Claims in Class: Class 5 consists of all Interests.

(ii) Treatment: On the Effective Date, all Interests shall be eliminated, and Holders of Interests shall not receive or retain any property under the Plan on account of such Interests.

(iii) Voting: Interests in Class 5 are Impaired. Holders of Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of Interests are not entitled to vote to accept or reject the Plan.

3.5 Alternative Treatment. Notwithstanding any provision herein to the contrary, any Holder of an Allowed Claim or any Beneficiary of the Liquidating Trust may receive, instead of the Distribution or treatment to which it is entitled hereunder, any other Distribution or treatment to which it and the Debtors or the Liquidating Trustee, as applicable, may agree in writing (including, without limitation, pursuant to the Global Settlement, the Purchase Agreement, and/or the Sale Order); provided, however, that under no circumstances may the Debtors agree to provide any other Distribution or treatment to any Holder of an Allowed Claim that would adversely impair the Distribution or treatment provided to any other Holder of an Allowed Claim or any other Beneficiary of the Liquidating Trust.

3.6 Special Provision Regarding Unimpaired Claims. Except as otherwise provided in the Plan, nothing shall affect the Debtors’ or the Liquidating Trustee’s rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs against or recoupments of Unimpaired Claims.

3.7 Controversy Concerning Impairment. If a controversy arises as to whether any Claims, or any Class of Claims, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

ARTICLE IV

ACCEPTANCE OR REJECTION OF THE PLAN

4.1 Acceptance by Class Entitled to Vote. Class 4 (General Unsecured Claims) is the only Class of Claims against the Debtors that is entitled to vote to accept or reject the Plan.

4.2 Presumed Acceptance of the Plan. Classes 1 (Secured Tax Claims), 2 (Other Secured Claims), and 3 (Other Priority Claims) are Unimpaired. Therefore, such Classes are deemed to have accepted the Plan by operation of law and are not entitled to vote to accept or reject the Plan.

4.3 Presumed Rejection of the Plan. Class 5 (Interests) will receive no Distribution under the Plan. Therefore, such Class is deemed to have rejected the Plan by operation of law and is not entitled to vote to accept or reject the Plan.

4.4 Elimination of Classes. To the extent applicable, any Class that does not contain any Allowed Claims or any Claims temporarily allowed for voting purposes under Bankruptcy Rule 3018, as of the date of the commencement of the Confirmation Hearing, shall be deemed to have been deleted from the Plan for purposes of (a) voting to accept or reject the Plan and (b) determining whether it has accepted or rejected the Plan under section 1129(a)(8) of the Bankruptcy Code.

ARTICLE V

MEANS FOR IMPLEMENTATION OF THE PLAN

5.1 Plan Objective. The Plan’s objective is to transfer all Liquidating Trust Assets, including the Retained Causes of Action, to the Liquidating Trust. The Liquidating Trustee will administer the Liquidating Trust and liquidate such Liquidating Trust Assets, including the resolution of any Retained Causes of Action. The Plan divides Holders’ legal rights and interests into unclassified Claims and Classes of Claims and Interests based on the Holders’ legal rights and interests, and the Liquidating Trustee will distribute the Liquidating Trust Net Recovery to Holders of Liquidating Trust Interests in satisfaction of the Debtors’ obligations under the Plan.

5.2 Vesting of Assets. Unless otherwise provided under the Plan, on the Effective Date, the Liquidating Trust Assets will vest in the Liquidating Trust free and clear of all claims, liens, encumbrances, charges, and other interests. On and after the Effective Date, the transfer of the Liquidating Trust Assets from the Estates to the Liquidating Trust will be deemed final and irrevocable and Distributions may be made from the Liquidating Trust (subject to the Estates’ prior satisfaction in full of all Plan Reserve Obligations). In connection with the foregoing: (a) on the Effective Date, the appointment of the Liquidating Trustee shall become effective and the Liquidating Trustee shall begin to administer the Liquidating Trust pursuant to the terms of the Liquidating Trust Agreement and the Plan, may use, acquire, and dispose of the Liquidating Trust Assets free of any restrictions imposed under the Bankruptcy Code; and (b) the Confirmation Order will provide the Liquidating Trustee with express authority to convey, transfer, and assign any and all of the Liquidating Trust Assets and to take all actions necessary to effectuate the same and to prosecute any and all Retained Causes of Action.

5.3 Termination of Current Officers, Directors, Employees and Professionals. On the Effective Date, the employment, retention, appointment and authority of all officers, directors, employees, and Professionals of the Debtors and Creditors’ Committee (including the Wind Down Officer) shall terminate.

5.4 Liquidating Trust.

(a) Liquidating Trustee. On and after the Effective Date, the initial Liquidating Trustee shall become and serve as the Liquidating Trustee.

(i) The Liquidating Trustee will receive reasonable compensation and reimbursement of reasonable expenses, as shall be specifically set forth in the Liquidating Trust Agreement. The Liquidating Trustee shall not be required to file a fee application to receive compensation.

(ii) The Liquidating Trustee will be a disinterested Person designated by the Creditors’ Committee, in consultation with the Debtors, and identified in the Liquidating Trustee Disclosure.

(iii) The Liquidating Trustee shall carry out the duties as set forth in this Section 5.4 and in the Liquidating Trust Agreement. Pursuant to Bankruptcy Code § 1123(b)(3), the Liquidating Trustee shall be deemed the appointed representative to, and may pursue, litigate, and compromise and settle any such rights, claims, and Retained Causes of Action on behalf of, and in accordance with the best interests of, the Beneficiaries.

(iv) The Liquidating Trustee shall have the power and authority to perform the acts described in the Liquidating Trust Agreement (subject to approval by the Bankruptcy Court where applicable), in addition to any powers granted by law or conferred to it by any other provision of the Plan, including, without limitation, as set forth herein; provided, however, that enumeration of the following powers shall not be considered in any way to limit or control the power and authority of the Liquidating Trustee to act as specifically authorized by any other provision of the Plan, the Liquidating Trust Agreement, and/or any applicable law, and to act in such manner as the Liquidating Trustee may deem necessary or appropriate to take any act deemed appropriate by the Liquidating Trustee, including, without limitation, to discharge all obligations assumed by the Liquidating Trustee or provided herein and to conserve and protect the Liquidating Trust or to confer on the creditors the benefits intended to be conferred upon them by the Plan. The Liquidating Trustee shall have the power and authority without further approval by the Court to liquidate the Liquidating Trust Assets, to hire and pay reasonable professional fees and expenses of counsel and other advisors, to prosecute and settle objections to Disputed Claims, to prosecute and settle any claims of the Estates, including, but not limited to, Retained Causes of Action, and otherwise take any action as shall be necessary to administer the Chapter 11 Cases and effect the closing of the Chapter 11 Cases, including, without limitation, as follows: (a) the power to invest funds, in accordance with section 345 of the Bankruptcy Code, and withdraw, make Distributions, and pay taxes and other obligations owed by the Liquidating Trust from funds held by the Liquidating Trust in accordance with the Plan and Liquidating Trust Agreement; (b) the power to engage and compensate, without prior Bankruptcy Court order or approval, employees and professionals to assist the Liquidating Trustee with respect to his or her responsibilities; (c) the power to pursue, prosecute, resolve, and compromise and settle any Retained Causes of Action on behalf of the Liquidating Trust without prior Bankruptcy Court approval but in accordance with the Liquidating Trust Agreement; (d) the power to object to Claims, including, without limitation, the power to subordinate and recharacterize Claims by objection, motion, or adversary proceeding; and (e) such other powers as may be vested in or assumed by the Liquidating Trustee pursuant to the Plan, the Liquidating Trust Agreement, the Global Settlement, any Bankruptcy Court order, or as may be necessary and proper to carry out the provisions of the Plan. Except as expressly set forth in the Plan and in the Liquidating Trust Agreement, the Liquidating Trustee, on behalf of the Liquidating Trust, shall have absolute discretion to pursue or not to pursue any Retained Causes of Action as it determines is in the best interests of the Beneficiaries and consistent with the purposes of the Liquidating Trust, and shall have no liability for the outcome of his or her decision, other than those decisions constituting gross negligence or willful misconduct (including fraud). The Liquidating Trustee may incur any reasonable and necessary expenses in liquidating and converting the Liquidating Trust Assets to Cash. Subject to the other terms and provisions of the Plan, the Liquidating Trustee shall be granted standing, authority, power and right to assert, prosecute, and/or settle the Retained Causes of Action based upon its powers as a bankruptcy-appointed representative of the Debtors’ Estates with the same or similar abilities possessed by insolvency trustees, receivers, examiners, conservators, liquidators, rehabilitators, or similar officials.

(b) Effectiveness of the Liquidating Trust. On the Effective Date, if not previously signed, the Debtors and the Liquidating Trustee will execute the Liquidating Trust Agreement, and the Liquidating Trust Agreement will become effective without any further action by any party. The Liquidating Trust is organized and established as a trust for the benefit of the Beneficiaries, and is intended to qualify as a liquidating trust within the meaning of Treasury Regulation Section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business. The Liquidating Trust will be an affiliate of the Debtors (within the meaning of and solely for purposes of sections 1125(e) and 1145(a) of the Bankruptcy Code). The Liquidating Trustee may elect for the Liquidating Trust to be treated as a partnership or a corporation or other entity for tax purposes only, if the Liquidating Trustee may determine, in his or her reasonable discretion, that such election would be in the best interests of the Beneficiaries. The Liquidating Trust shall be governed by the Liquidating Trust Agreement and administered by the Liquidating Trustee. The powers, rights, and responsibilities of the Liquidating Trustee shall be specified in the Liquidating Trust Agreement.

(c) Beneficiaries. In accordance with Treasury Regulation Section 301.7701-4(d), the Beneficiaries of the Liquidating Trust will be the Holders of Allowed General Unsecured Claims against the Debtors. The Holders of such Allowed Claims will receive an allocation of their respective Liquidating Trust Interests as provided for in the Plan and the Liquidating Trust Agreement. The Holders of Liquidating Trust Interests will receive Distributions from the Liquidating Trust as provided for in the Plan and the Liquidating Trust Agreement. The Beneficiaries shall be treated as grantors and owners of such Beneficiaries’ respective portion of the Liquidating Trust.

(d) Implementation of the Liquidating Trust. On the Effective Date, the Debtors, on behalf of the Estates, and the Liquidating Trustee shall take all such actions that are required to transfer the Liquidating Trust Assets to the Liquidating Trust. From and after the Effective Date, the Liquidating Trustee will be authorized to, and shall, implement the Liquidating Trust Agreement and the provisions of the Plan as are contemplated to be implemented by the Liquidating Trustee, including, without limitation, directing Distributions to Holders of Allowed Claims, objecting to Claims, prosecuting or otherwise resolving Retained Causes of Action, and causing Distributions from the Liquidating Trust to be made to Holders of Liquidating Trust Interests.

(e) Transfer of the Liquidating Trust Assets. As discussed in Section 5.2, unless otherwise expressly provided under the Plan, on the Effective Date, the Liquidating Trust Assets will automatically vest in the Liquidating Trust free and clear of all claims, liens, encumbrances, charges, and other interests, with the Liquidating Trust being vested with all of the Debtors’ and the Estates’ respective rights, title, and interest in and to all Liquidating Trust Assets. Such transfer shall be exempt from any stamp, real estate transfer, mortgage reporting, sales, use, or other similar tax, pursuant to section 1146(a) of the Bankruptcy Code. To the extent required to implement the transfer of the Liquidating Trust Assets to the Liquidating Trust, as provided for herein, all Entities and Persons shall cooperate with the Debtors and the Estates to assist the Debtors and the Estates to implement the transfers. Upon completion of the transfer of the Liquidating Trust Assets to the Liquidating Trust, except as otherwise set forth in the Plan, the Global Settlement, or Confirmation Order, the Debtors will have no further interest in, or with respect to, the Liquidating Trust Assets, or the Liquidating Trust. Likewise, upon completion of such transfer and subject to such exceptions as may be set forth in the Plan, Global Settlement, or

Confirmation Order, the Liquidating Trust shall have no rights, title, or interest in or to any property of the Debtors or the Estates other than the Liquidating Trust Assets. The Liquidating Trust shall hold and distribute the Liquidating Trust Assets in accordance with the provisions of the Plan and the Liquidating Trust Agreement, which Distributions, for the avoidance of doubt, shall be made by the Disbursing Agent and shall not be made by or on behalf of the Debtors.

(f) Purpose of the Liquidating Trust. The Liquidating Trust shall be established for the purpose of liquidating the Liquidating Trust Assets, prosecuting any Retained Causes of Action to maximize recoveries for the benefit of the Beneficiaries, and making Distributions in accordance with the Plan to the Beneficiaries, with no objective to continue or engage in the conduct of a trade or business in accordance with Treas. Reg. § 301.7701-4(d). The Liquidating Trust is intended to qualify as a “grantor trust” for federal income tax purposes consistent with Internal Revenue Service Revenue Procedure 94-45, 1994-2 C.B. 684, and, to the extent permitted by applicable law, for state and local income tax purposes, with the Beneficiaries treated as grantors and owners of the trust.

(g) Representative of the Estates. The Liquidating Trustee will be appointed as the representative of the Estates pursuant to sections 1123(a)(5), (a)(7), and (b)(3)(B) of the Bankruptcy Code and vested with the authority and power (subject to the Liquidating Trust Agreement) of the representative of the Estates. After the Effective Date, the Liquidating Trust shall have the authority and right on behalf of the Debtors without the need for Bankruptcy Court approval (unless otherwise expressly indicated herein), to carry out and implement all provisions of the Plan, including, without limitation, to:

(i)	oversee and control the Liquidating Trust;

(ii)	collect and liquidate the Liquidating Trust Assets under the jurisdiction of the Bankruptcy Court;

(iii)

assert, prosecute, pursue, compromise, and settle, in accordance with the Liquidating Trustee’s reasonable business judgment, all claims and Retained Causes of Action, and enforce all legal or equitable remedies and defenses belonging to the Debtors or the Estates, including, without limitation, setoff, recoupment, and any rights under section 502(d) of the Bankruptcy Code;

(iv)	object to Claims in accordance with the Liquidating Trustee’s reasonable business judgment;

(v)	make Distributions to Holders of Allowed Claims;

(vi)

exercise reasonable business judgment to direct and control the wind-down, liquidation, sale, and/or abandonment of the Liquidating Trust Assets and in accordance with applicable law as necessary to maximize Distributions to Holders of Liquidating Trust Interests;

(vii)	prosecute all Retained Causes of Action on behalf of the Debtors for the benefit of the Beneficiaries of the Liquidating Trust, or elect not to pursue any Retained Causes of Action;

(viii)	retain, compensate, and reimburse professionals to assist in performing the Liquidating Trustee’s duties under the Plan;

(ix)

maintain preserve, and destroy any books and records including Purchased Books and Records and Retained Books and Records (as those terms are defined in the Purchase Agreement and Sale Order), as applicable, in accordance with the terms of the Purchase Agreement, the Sale Order, the order approving the Global Settlement (together, the “Preservation Documents”), and other applicable law only to the extent not inconsistent with the terms of the Preservation Documents.

(x)	invest the Cash of the Liquidating Trust and any Liquidating Trust Proceeds;

(xi)	maintain the Liquidating Trust Escrow, the Plan Reserve Account, and the Professional Fee Escrow;

(xii)

incur and pay reasonable and necessary expenses in connection with the performance of the Liquidating Trustee’s duties under the Plan, including the reasonable fees and expenses of professionals retained by the Liquidating Trustee;

(xiii)

administer the Liquidating Trust’s and the Debtors’ tax obligations, including (1) filing tax returns on behalf of the Liquidating Trust and the Debtors, as applicable, and paying tax obligations, (2) requesting, if necessary, an expedited determination of any unpaid tax liability of the Liquidating Trust or the Debtors under section 505(b) of the Bankruptcy Code for all taxable periods of the Debtors ending after the Petition Date through the termination of the Liquidating Trust as determined under applicable tax laws, and (3) representing the interest and account of the Liquidating Trust and the Debtors before any taxing authority in all matters including, without limitation, any action, suit, proceeding, or audit;

(xiv)

prepare and file any and all informational returns, reports, statements, returns, or disclosures relating to the Liquidating Trust that are required hereunder, by any Governmental Unit, or under applicable law;

(xv)

arrange for the liquidation and/or dissolution of the Debtors in accordance with applicable law and to indemnify, out of the assets of the Liquidating Trust, any liquidator appointed under the applicable law, or to seek any appropriate relief in furtherance of the Plan in any appropriate jurisdiction;

(xvi)	take such action as required to administer, wind down, and close the Chapter 11 Cases; and

(xvii)

perform other duties and functions that are consistent with the implementation of the Plan as deemed necessary by the Liquidating Trustee to implement the Plan and are not otherwise inconsistent with the Liquidating Trust Agreement.

(h) Liquidating Trust Funding. In accordance with the terms of the Global Settlement, the Liquidating Trust shall be funded with the Liquidating Trust Funding Amount. The Liquidating Trust is authorized, without further order or approval of the Bankruptcy Court, to obtain third-party financing from one or more parties as determined by the Liquidating Trustee as necessary to pursue the Liquidating Trust’s objectives.

(i) Funding of Post-Effective Date Expenses. All expenses related to implementation of the Plan incurred from and after the Effective Date through and including the date upon which the Bankruptcy Court enters a final decree closing the Chapter 11 Cases will be expenses of the Liquidating Trust, and the Liquidating Trustee will disburse funds from the Liquidating Trust Assets for purposes of paying the Post- Effective Date Expenses without the need for any further approval or order of the Bankruptcy Court.

(j) Dissolution. The Liquidating Trustee and the Liquidating Trust shall be discharged and/or dissolved, as the case may be, at such time as (i) all of the Liquidating Trust Assets have been distributed pursuant to the Plan and Liquidating Trust Agreement, (ii) the Liquidating Trustee determines, in his or her sole discretion, that the administration of any remaining Liquidating Trust Assets is not likely to yield sufficient additional Liquidating Trust Proceeds to justify further pursuit, or (iii) all Distributions required to be made by the Liquidating Trust under the Plan and the Liquidating Trust Agreement have been made. If at any time the Liquidating Trustee determines, in reliance upon such professionals as the Liquidating Trust may retain, that the expense of administering the Liquidating Trust so as to make a final Distribution to Holders of Liquidating Trust Interests is likely to exceed the value of the assets remaining in the Liquidating Trust, the Liquidating Trust may apply to the Bankruptcy Court for authority to (x) reserve any amount necessary to dissolve the Liquidating Trust, (y) donate any balance to a charitable organization (A) described in section 501(c)(3) of the IRC, (B) exempt from United States federal income tax under section 501(a) of the IRC, (C) not a “private foundation,” as defined in section 509(a) of the IRC, and (D) that is unrelated to the Debtors, the Liquidating Trust, and any insider of the Liquidating Trust, and (z) dissolve such Liquidating Trust.

(k) Provisions Relating to Federal Income Tax Compliance. The Liquidating Trust generally is intended to be treated for United States federal income tax purposes, (i) in part as a grantor trust that is a liquidating trust within the meaning of Treasury Regulations § 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business, and (ii) in part as one or more disputed ownership funds within the meaning of Treasury Regulations § 1.468B-9(e)(ii). For United States federal income tax purposes, the transfer of the Liquidating Trust Assets to the Liquidating

Trust will be treated as a transfer of the Liquidating Trust Assets from the Debtors to the Holders of Liquidating Trust Interests, followed by the Holders of Liquidating Trust Interests’ transfer of the Liquidating Trust Assets to the Liquidating Trust. The Holders of Liquidating Trust Interests will thereafter be treated for U.S. federal income tax purposes as the grantors and deemed owners of their respective shares of the Liquidating Trust Assets. The Holders of Liquidating Trust Interests shall include in their annual taxable incomes, and pay tax to the extent due on, their allocable shares of each item of income, gain, deduction, loss and credit, and all other such items shall be allocated by the Liquidating Trust to the Holders of Liquidating Trust Interests using any reasonable allocation method.

(l) Miscellaneous Tax Matters. The Liquidating Trustee will be required by the Liquidating Trust Agreement to file income tax returns for the Liquidating Trust as a grantor trust of the Holders of the Liquidating Trust Interests (and file separate returns for the disputed ownership fund(s) pursuant to Treasury Regulations § 1.468B-9(e)(ii) and pay all taxes owed on any net income or gain of the disputed ownership fund(s), on a current basis from Liquidating Trust Assets). In addition, the Liquidating Trust Agreement will require consistent valuation by the Liquidating Trust and the Holders of Liquidating Trust Interests, for all federal income tax and reporting purposes, of any property held by the Liquidating Trust. The Liquidating Trust Agreement also will limit the investment powers of the Liquidating Trust in accordance with IRS Rev. Proc. 94-45 and will require the Liquidating Trust to distribute at least annually to the Holders of Liquidating Trust Interests (as such may have been determined at such time) its net income (net of any payment of or provision for taxes), except for amounts retained as reasonably necessary to maintain the value of the Liquidating Trust Assets.

(m) Certain Securities Laws Matters. The Liquidating Trust Interests shall not be “securities” under federal and state securities laws or, to the extent they are “securities,” their issuance shall be exempt from the registration requirements of Section 5 of the Securities Act and any other applicable U.S., state, or other law requiring registration prior to the offering, issuance, distribution, or sale of securities, in accordance with and pursuant to section 1145 of the Bankruptcy Code. The Plan prohibits, and the Liquidating Trust Agreement will prohibit, the transfer or assignment of the Liquidating Trust Interests except by will, intestate succession, or by operation of law. In addition, to the extent the Liquidating Trust Interests are “securities” the Liquidating Trust Interests will not be required to be registered under Section 12(g) of the Exchange Act.

5.5 Effectuating Documents; Further Transactions. The Wind Down Officer and the Liquidating Trustee, as applicable, are authorized to execute, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Wind Down Officer and the Liquidating Trustee, as applicable, shall be authorized to certify or attest to any of the foregoing actions.

5.6 Exemption from Certain Transfer Taxes and Recording Fees. To the maximum extent permitted by section 1146(a) of the Bankruptcy Code, any post-Confirmation sale by the Debtors or the Liquidating Trust or any transfer from any Entity pursuant to, in contemplation of, or in connection with the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment, in each case to the extent permitted by applicable bankruptcy law, and the appropriate state or local government officials or agents shall forego collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

5.7 Further Authorization. The Debtors and the Liquidating Trust, as applicable, shall be entitled to seek such orders, judgments, injunctions, and rulings as they deem necessary to carry out the intentions and purposes, and to give full effect to the provisions, of the Plan.

5.8 Preservation of Insurance. Nothing contained in the Plan shall diminish or impair the enforceability of any insurance policy, including the D&O Policies, that may cover claims against the Debtors or any additional insureds, including the directors and officers thereof.

5.9 Dissolution of the Debtors. Upon the entry of final decrees in these Chapter 11 Cases pursuant to section 350 of the Bankruptcy Code, the Debtors shall be deemed dissolved without any further notice, action, or order.

5.11 Termination of Officers, Employees, and Professionals. Except as otherwise provided herein, on the Effective Date, the employment, retention, appointment, and authority of all of the Debtors’ officers, directors, employees (to the extent not previously terminated as of the Sale Closing), the Wind Down Officer, and Professionals of the Debtors and the Creditors’ Committee, respectively, shall be deemed to terminate.

ARTICLE VI

DISTRIBUTIONS

6.1 Disbursing Agent. The Liquidating Trustee shall serve as the Disbursing Agent under the Plan or select another Entity to serve as the Disbursing Agent. Any Entity other than the Liquidating Trustee that acts as the Disbursing Agent for the Liquidating Trust will be an agent of the Liquidating Trust and not a separate taxable Entity with respect to, among other things, the assets held, income received, or disbursements or Distributions made on behalf of the Liquidating Trust. The Disbursing Agent shall make all Distributions required under the Plan. The Disbursing Agent, if not the Liquidating Trustee, shall be authorized, after consultation with the Liquidating Trustee, to implement such procedures as it deems necessary to make Distributions pursuant to the Plan so as to efficiently and economically assure prompt and proportionate Distributions. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court and, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Liquidating Trust. Furthermore, any such entity required to give a bond shall notify the Bankruptcy Court and the U.S. Trustee in writing before terminating any such bond that is obtained.

6.2 No Postpetition Interest on Claims. Unless otherwise specifically provided for in the Plan or as otherwise required by section 506(b) of the Bankruptcy Code, postpetition interest shall not accrue or be paid on Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim. Additionally, and without limiting the foregoing, unless otherwise specifically provided for in the Plan or as otherwise required by section 506(b) of the Bankruptcy Code, interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a final Distribution is made, when and if such Disputed Claim becomes an Allowed Claim.

6.3 Date of Distributions. Unless otherwise provided in the Plan, any Distributions and deliveries to be made under the Plan shall be made on or before the Effective Date or as soon thereafter as is practicable, in the Liquidating Trustee’s sole discretion or as otherwise required by the Liquidating Trust Agreement. For the avoidance of doubt, no Holder of a Liquidating Trust Interest shall receive any Distribution on account of such Liquidating Trust Interest until all Plan Reserve Obligations have been satisfied in full or otherwise Disallowed and the Claims Objection Deadline has passed. Further, the Liquidating Trustee, in its sole discretion, may withhold from Distributions and retain such amounts as are reasonably necessary to (i) meet contingent liabilities and to maintain the value of the Liquidating Trust Assets, (ii) pay Post-Effective Date Expenses, (iii) satisfy other liabilities to which the Liquidating Trust Assets are otherwise subject, in accordance with the Plan and the Liquidating Trust Agreement, and (iv) establish any necessary reserve(s).

6.4 Distribution Record Date. Unless a notice of transfer of Claim has been filed with the Bankruptcy Court prior to the Distribution Record Date in accordance with Bankruptcy Rule 3001, the Disbursing Agent will rely on the Claims Register when determining Holders on the Distribution Record Date.

6.5 Books and Records. In accordance with Section 10 of the Global Settlement, the Debtors and the Liquidating Trust, including the Liquidating Trustee and his or her professionals, shall retain reasonable access to the books and records of the Debtors for the purposes of responding to disclosure obligations related to any investigation conducted by a Governmental Unit, performing Claims reconciliation, and the administration of the Liquidating Trust, irrespective of whether such books and records are in the possession of the Debtors, Circles, or CVG; provided, however, that reasonable access will be provided during normal business hours and in a manner not to interfere with the normal business operations of either Circles or CVG, respectively, following a request, of at least two (2) Business Days, by the Debtors or the Liquidating Trust, as applicable, including the Liquidating Trustee and his or her professionals. Further, any books and records designated by the Liquidating Trust shall be preserved by the Debtors, Circles, or CVG, as applicable, until the earlier of notice of de-designation of such books and records or the dissolution of the Liquidating Trust. The Debtors, Circles, CVG, the Liquidating Trustee, and Disbursing Agent (if other than the Liquidating Trustee) shall cooperate in good faith to comply with the reporting and withholding requirements outlined in Section 6.14 of the Plan, and the provisions of the Sale Order, the Purchase Agreement, and the Global Settlement.

6.6 Delivery of Distributions. Subject to Sections 6.3, 6.7, 6.9, 6.10, 6.11, 6.13, 6.15, and 6.16 of the Plan, the Disbursing Agent will issue or cause to be issued the applicable consideration under the Plan and, subject to Bankruptcy Rule 9010, will make all Distributions as and when required by the Plan to Holders of Allowed Claims or Liquidating Trust Interests, as applicable, to the address of the Holder listed on such Holder’s Proof of Claim or the address in any written notice of address change delivered to the Debtors, the Liquidating Trustee, or the Disbursing Agent, as applicable, including any addresses included on any transfers of Claim filed pursuant to Bankruptcy Rule 3001. In the event that any Distribution is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to locate the Holder of an Allowed Claim or Liquidating Trust Interest whose Distribution is returned as undeliverable. If such reasonable efforts are not successful, no further Distributions to such Holder of such Claim or Liquidating Trust Interest shall be made unless and until the Disbursing Agent is notified of then-current address of such Holder of the Claim or Liquidating Trust Interest, at which time all missed Distributions shall be made to such Holder of the Claim or Liquidating Trust Interest without interest, dividends, or accruals of any kind. Amounts in respect of undeliverable Distributions shall be returned to the Liquidating Trust until such Distributions are claimed or become subject to Section 6.7.

6.7 Reversion. Any Distribution under the Plan that is an Unclaimed Distribution for a period of six (6) months after such Distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution shall revert to and vest in the Liquidating Trust, free and clear of any restrictions thereon. Upon vesting, the Claim or Liquidating Trust Interest of any Holder or successor to such Holder with respect to such property shall be cancelled and forever barred, notwithstanding federal or state escheat, abandonment, or unclaimed property laws to the contrary.

6.8 Manner of Payment Under Plan. Except as specifically provided herein, at the option of the Debtors or the Liquidating Trust, as applicable, any Cash payment to be made under the Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors or the Liquidating Trust, as applicable.

6.9 De Minimis Cash Distributions. The Disbursing Agent shall not have any obligation to make a Distribution that is less than $50.00 in Cash.

6.10 No Distribution in Excess of Amount of Allowed Claim. Notwithstanding anything to the contrary in the Plan, no Holder of an Allowed Claim shall receive, on account of such Allowed Claim, Plan Distributions (including on account of Liquidating Trust Interests) in excess of the Allowed amount of such Claim.

6.11 Allocation of Distributions Between Principal and Interest. Except as otherwise provided in the Plan and subject to Section 3.4 of the Plan, to the extent that any Allowed Claim entitled to a Distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such Distribution shall be allocated first to the principal amount (as determined for federal income tax purposes) of the Claim and then to accrued but unpaid interest.

6.12 Setoffs and Recoupments. The Liquidating Trust or each Debtor or its designee as instructed by such Liquidating Trust or such Debtor, as applicable, may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, offset or recoup against any Allowed Claim and the Distributions to be made pursuant to the Plan on account of such Allowed Claim any and all claims, rights, and Causes of Action that the Liquidating Trust or the Debtors or their successors, as applicable, may hold against the Holder of such Allowed Claim after the Effective Date to the extent that such setoff or recoupment is either (a) agreed in amount among the Liquidating Trust or Debtors, as applicable, and Holder of the Allowed Claim or (b) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by the Liquidating Trust or the Debtors or their successor, as applicable, of any claims, rights, or Causes of Action that the Liquidating Trust or the Debtors or its successor or assign, as applicable, may possess against such Holder.

6.13 Rights and Powers of Disbursing Agent.

(a) Powers of the Disbursing Agent. The Disbursing Agent shall be empowered to: (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (ii) make all applicable Distributions or payments provided for under the Plan; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers (1) as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any order issued after the Effective Date) or pursuant to the Plan, or (2) as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

(b) Expenses Incurred on or After the Effective Date. Except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Liquidating Trustee, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement Claims (including, without limitation, for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Liquidating Trustee.

6.14 Withholding and Reporting Requirements. In connection with the Plan and all instruments issued in connection therewith and distributed thereon, the Debtors or the Liquidating Trust, as applicable, shall comply with all withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all Distributions under the Plan shall be subject to any such withholding and reporting requirements. In the case of a non-Cash Distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate the Cash necessary to pay over the withholding tax. Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan. Under the backup withholding rules of the Internal Revenue Service, a Holder may be subject to backup withholding with respect to Distributions or payments made pursuant to the Plan, unless the Holder (a) comes within certain exempt categories (which includes corporations) and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding.

Notwithstanding the above, each Holder of an Allowed Claim or Beneficiary of the Liquidating Trust that is to receive a Distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such Holder or Beneficiary by any Governmental Unit, including income, withholding, and other tax obligations, on account of such Distribution. The Debtors or the Liquidating Trust, as applicable, have the right, but not the obligation, to not make a Distribution until such Holder or Beneficiary has made arrangements satisfactory to any issuing or disbursing party for payment of any such tax obligations.

The Debtors or the Liquidating Trust, as applicable, may require, as a condition to receipt of a Distribution, that the Holder of an Allowed Claim or Liquidating Trust Interest complete and return a Form W-8 or W-9, as applicable to each such Holder. If the Debtors or the Liquidating Trust, as applicable, make such a request and the Holder fails to comply before the date that is 180 days after the request is made, the amount of such Distribution shall irrevocably revert to the Debtors or the Liquidating Trust, as applicable, and any Claim in respect of such Distribution shall be discharged and forever barred from assertion against the Debtors or the Liquidating Trust, as applicable, or its respective property.

6.15 Claims Paid or Payable by Third Parties.

(a) Claims Paid by Third Parties. The Debtors or the Liquidating Trust, as applicable, shall reduce a Claim, and such Claim shall be Disallowed without a Claim objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment on account of such Claim from a party that is not the Debtors or the Liquidating Trust. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a Distribution on account of such Claim and receives payment from a party that is not the Debtors or the Liquidating Trust on account of such Claim, such Holder shall, within fourteen (14) days of receipt thereof, repay or return the Distribution to the Debtors or the Liquidating Trust, as applicable, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such Distribution under Plan. The failure of such Holder to timely repay or return such Distribution shall result in the Holder owing the Debtors or the Liquidating Trust, as applicable, annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day period specified above until the amount is repaid.

(b) Claims Payable by Third Parties. Except as otherwise provided in the Plan, (i) no Distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy, and (ii) to the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

(c) Applicability of Insurance Proceeds. Except as otherwise provided in the Plan, Distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors, the Liquidating Trust, or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein (i) constitute or be deemed a waiver by such insurers of any rights or defenses, including coverage defenses, held by such insurers, or (ii) establish, determine, or otherwise imply any liability or obligation, including any coverage obligation, of any insurer.

6.16 Distributions on Disputed Claims.

(a) No Distributions Pending Allowance. Notwithstanding any provision to the contrary in the Plan, and except as otherwise agreed by the relevant parties, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order of the Bankruptcy Court, and the Disputed Claim has become an Allowed Claim.

(b) Special Rules for Distributions to Holders of Disputed Claims. All Distributions made pursuant to the Plan on account of a Disputed Claim that is later deemed an Allowed Claim by the Bankruptcy Court shall be made together with any other Distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the dates distributions were previously made to Holders of Allowed Claims included in the applicable Class (or Holders of unclassified Claims, as applicable); provided, however, that no interest shall be paid on account of such Allowed Claims unless required under applicable bankruptcy law.

(c) Disputed Claims Reserve. The Liquidating Trustee shall establish and administer the Disputed Claims Reserve. Each Holder of a Disputed General Unsecured Claim that becomes an Allowed General Unsecured Claim after the Effective Date shall receive the treatment set forth in Section 3.4 of the Plan. On each Distribution Date, all Liquidating Trust Interests in the Disputed Claims Reserve on account of a Disputed General Unsecured Claim that has become Disallowed in whole or in part (or has been Allowed in an amount less than its Provisionally Allowed amount) shall be redistributed ratably among (A) Holders of Liquidating Trust Interests and (B) the Disputed Claims Reserve.

ARTICLE VII

PROCEDURES FOR DISPUTED CLAIMS

7.1 Allowance of Claims. After the Effective Date, the Debtors and the Liquidating Trust shall have and retain any and all rights and defenses the Debtors had with respect to any Claim immediately before the Effective Date. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Court has entered a Final Order, including the Confirmation Order (when it becomes a Final Order), in the Chapter 11 Cases allowing such Claim.

7.2 Objections to Claims.

(a) Authority. The Debtors or the Liquidating Trust, as applicable, on any party in interest shall have authority to (i) file objections to any Claim, and to withdraw any objections to any Claim that they may file, (ii) settle, compromise, or litigate to judgment any objections to any Claim, and (iii) except as set forth above, resolve any Disputed Claim outside the Bankruptcy Court under applicable governing law. Any Claims filed after the applicable Bar Date shall be deemed Disallowed and expunged in their entirety without further order of the Bankruptcy Court or any action being required on the part of the Liquidating Trustee or the Debtors unless the Person or entity wishing to file such Claim has received prior Bankruptcy Court authority to file such Claim after the applicable Bar Date.

(b) Amendments to Claims. After the Confirmation Date, a Proof of Claim may not be amended without the authorization of the Bankruptcy Court. Any Claim amended after the Confirmation Date shall be deemed Disallowed in full and expunged without any action by the Liquidating Trustee or the Debtors, unless the Holder of such Claim has obtained prior Bankruptcy Court authorization to file the amendment.

(c) Objection Deadline. As soon as practicable, but no later than the Claims Objection Deadline, the Debtors, and after the Effective Date, the Liquidating Trust, may file objections with the Bankruptcy Court and serve such objections on the Holders of the Claims to which such objections are made. Nothing contained herein, however, shall limit the right of the Debtors or the Liquidating Trust, as applicable, to object to Claims, if any, filed or amended after the Claims Objection Deadline. The Claims Objection Deadline may be extended by the Bankruptcy Court upon the filing of a notice by the Debtors or the Liquidating Trustee, as applicable.

7.3 Estimation of Disputed Claims. For purposes of calculating and making Distributions and establishing reserves under the Plan, the Debtors or the Liquidating Trust, as applicable, may at any time after the Confirmation Date in good faith request that the Bankruptcy Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors or the Liquidating Trust previously objected to such Disputed Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Disputed Claim at any time during litigation concerning any objection to any Disputed Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors or the Liquidating Trust, as applicable, may pursue supplementary proceedings to object to the allowance of such Claim. All of the aforementioned objection, estimation, and resolution procedures are intended to be cumulative and not exclusive of one another. Disputed Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

7.4 Resolution of Claims. Except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Debtors or the Liquidating Trust, as applicable, shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all Claims, Disputed Claims, rights, Causes of Action, suits, and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or the Estates may hold against any Person, without the approval of the Bankruptcy Court, the Confirmation Order, and any contract, instrument, release, indenture, or other agreement entered into in connection herewith. The Debtors or the Liquidating Trust or their respective successors may pursue such retained Claims, rights, Causes of Action, suits, or proceedings, as appropriate, in accordance with the best interests of the Debtors and the Liquidating Trust, as applicable.

7.5 Disallowed Claims. All Claims held by persons or entities against whom or which the Debtors or the Liquidating Trust have commenced a proceeding asserting a Cause of Action under sections 542, 543, 544, 545, 547, 548, 549, and/or 550 of the Bankruptcy Code shall be deemed Disallowed Claims pursuant to section 502(d) of the Bankruptcy Code and Holders of such Claims shall not be entitled to vote to accept or reject the Plan. Claims that are deemed disallowed pursuant to this Section 7.5 shall continue to be Disallowed for all purposes until such Claim has been settled or resolved by Final Order and any sums due to the Debtors or the Liquidating Trust from such party have been paid.

ARTICLE VIII

TREATMENT OF EXECUTORY CONTRACTS

8.1 Rejection of Executory Contracts. Except as otherwise provided in the Plan, on the Effective Date, all Executory Contracts shall be deemed rejected in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, unless such Executory Contract (a) has previously been assumed by order of the Bankruptcy Court in effect as of the Effective Date (which order may be the Confirmation Order); (b) is the subject of a motion to assume filed on or before the Effective Date; (c) is set forth in the Schedule of Assumed and Assigned Executory Contracts; or (d) has expired or terminated pursuant to its own terms. The

Confirmation Order will constitute an order of the Bankruptcy Court under sections 365 and 1123(b) of the Bankruptcy Code approving the assumptions or assumption and assignments or rejections described herein as of the Effective Date. Unless otherwise indicated, all assumptions, assumptions and assignments, and rejections of Executory Contracts in the Plan will be effective as of the Effective Date. Each Executory Contract assumed or assumed and assigned pursuant to the Plan, or by Bankruptcy Court order, will vest in and be fully enforceable by the Debtors or the assignee in accordance with its terms, except as such terms may have been modified by order of the Bankruptcy Court.

8.2 Claims Based on Rejection of Executory Contracts. Unless otherwise provided by a Bankruptcy Court order, any Proofs of Claim asserting Claims arising from the rejection of Executory Contracts pursuant to the Plan must be filed no later than the applicable Bar Date. Any Proofs of Claim arising from the rejection of the Debtors’ Executory Contracts that are not timely filed by the applicable Bar Date shall be Disallowed automatically, forever barred from assertion, and shall not be enforceable against the Debtors or the Liquidating Trust without the need for any objection by any Person or further notice to or action, order, or approval of the Bankruptcy Court, and any Claim arising out of the rejection of such Executory Contract shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary. All Allowed Claims arising from the rejection of Executory Contracts under the Plan shall be classified as General Unsecured Claims and shall be treated in accordance with the particular provisions of the Plan for such Claims; provided, however, that if the Holder of an Allowed Claim for rejection damages has an unavoidable security interest in any collateral to secure obligations under such rejected Executory Contract, the Allowed Claim for rejection damages shall be treated as an Other Secured Claim to the extent of the value of such Holder’s interest in such collateral, with the deficiency, if any, treated as a General Unsecured Claim.

8.3 Reservation of Rights. Nothing contained in the Plan shall constitute an admission by the Debtors that any particular contract or lease is in fact and Executory Contract, as applicable, or that the Debtors have any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, and the Liquidating Trust, as applicable, shall have forty-five (45) days following entry of a Final Order resolving such dispute to alter and to provide appropriate treatment of such contract or lease.

ARTICLE IX

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

9.1 Conditions Precedent to the Effective Date. The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with the terms hereof:

(a) the Bankruptcy Court shall have entered the Confirmation Order, and the Confirmation Order shall have become a Final Order;

(b) the Plan Supplement shall have been filed with the Bankruptcy Court.

(c) the Professional Fee Escrow Account shall have been funded with the Professional Fee Escrow Amount, the Plan Reserve Account shall have been funded with the Plan Reserve Amount, and the Liquidating Trust Escrow Agreement shall have been established and funded with the Wind Down Trust Amount;

(d) the Debtors shall have made all Distributions required to be made on or before the Effective Date;

(e) all governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions contemplated by the Plan, if any, shall have been obtained, if any, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions; and

(f) all documents and agreements necessary to implement the Plan shall have (i) been tendered for delivery and (ii) been effected or executed by all Entities party thereto, and all conditions precedent to the effectiveness of such documents and agreements shall have been satisfied or waived pursuant to the terms of such documents or agreements.

9.2 Waiver of Conditions Precedent. Each of the conditions precedent in Section 9.1 may be waived only if waived in writing by the Debtors and the Creditors’ Committee to the extent required by the Global Settlement without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.

ARTICLE X

EFFECT OF PLAN CONFIRMATION

10.1 Binding Effect. Following the Effective Date, the Plan shall be binding upon and inure to the benefit of the Debtors, the Estates, the Liquidating Trust, all present and former Holders of Claims and Interests, whether or not such Holders voted in favor of the Plan, and their respective successors and assigns.

10.2 Exculpation and Limitation of Liability. NOTWITHSTANDING ANYTHING CONTAINED IN THE PLAN TO THE CONTRARY, EFFECTIVE AS OF THE EFFECTIVE DATE, TO THE EXTENT PERMITTED UNDER SECTION 1125(e) OF THE BANKRUPTCY CODE AND PROFESSIONAL RULES OF CONDUCT, THE EXCULPATED PARTIES SHALL NOT HAVE OR INCUR ANY LIABILITY FOR ANY ACT OR OMISSION TAKEN OR NOT TAKEN BETWEEN THE PETITION DATE AND THE EFFECTIVE DATE IN CONNECTION WITH, RELATING TO, OR ARISING OUT OF THE CHAPTER 11 CASES, THE NEGOTIATION AND FILING OF THE DISCLOSURE STATEMENT, THE PLAN

OR ANY DOCUMENT IMPLEMENTING THE PLAN, THE LIQUIDATING TRUST AGREEMENT, THE PLAN SUPPLEMENT, THE TRANSITION SERVICES AGREEMENT, THE GLOBAL SETTLEMENT, THE SALE DOCUMENTS, THE FILING OF THE CHAPTER 11 CASES, THE SETTLEMENT OF CLAIMS OR RENEGOTIATION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES, THE PURSUIT OF CONFIRMATION OF THE PLAN, THE CONSUMMATION OF THE PLAN, OR THE ADMINISTRATION OF THE PLAN OR THE PROPERTY TO BE DISTRIBUTED UNDER THE PLAN, EXCEPT FOR ACTS OR OMISSIONS THAT ARE DETERMINED BY A FINAL ORDER TO BE THE RESULT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT (INCLUDING FRAUD) OR ANY OBLIGATIONS THAT THEY HAVE UNDER OR IN CONNECTION WITH THE PLAN OR THE TRANSACTIONS CONTEMPLATED IN THE PLAN, AND IN ALL RESPECTS SHALL BE ENTITLED TO REASONABLY RELY UPON THE ADVICE OF COUNSEL WITH RESPECT TO THEIR DUTIES AND OBLIGATIONS UNDER THE PLAN. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE EXCULPATION SET FORTH ABOVE DOES NOT EXCULPATE ANY OF THE EXCULPATED PARTIES’ POST-EFFECTIVE DATE OBLIGATIONS UNDER THE PLAN, THE GLOBAL SETTLEMENT, THE SALE ORDER, OR THE SALE DOCUMENTS, OR ANY DOCUMENT, INSTRUMENT, OR AGREEMENT (INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH IN THE PLAN SUPPLEMENT) EXECUTED TO IMPLEMENT THE PLAN.

10.3 No Discharge. Because the Debtors are liquidating, they are not entitled to a discharge of obligations pursuant to section 1141 of the Bankruptcy Code.

10.4 Term of Bankruptcy Injunction or Stays. Unless otherwise provided, all injunctions or stays arising under or entered during these Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the closing of the Chapter 11 Cases.

10.5 Post-Effective Date Retention of Professionals. Upon the Effective Date, any requirement that professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate and the Liquidating Trust will employ and pay professionals in the ordinary course of business.

ARTICLE XI

RETENTION OF JURISDICTION

11.1 Retention of Jurisdiction. Pursuant to sections 105(e) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction (unless otherwise indicated) over all matters arising in, arising out of, and/or related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

(a) resolve any matters related to the assumption, assumption and assignment, or rejection of any Executory Contract to which any Debtor is a party or with respect to which the Debtors may be liable and to hear, determine, and, if necessary, liquidate any Claims arising therefrom;

(b) decide or resolve any motions, adversary proceedings, contested, or litigated matters, and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date (which jurisdiction shall be non-exclusive as to any such non-core matters);

(c) enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan, and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement, the Plan Supplement, or the Confirmation Order;

(d) resolve any cases, controversies, suits, or disputes that may arise in connection with the consummation, interpretation, or enforcement of the Plan or any contract, instrument, release, or other agreement or document that is executed or created pursuant to the Plan, or any entity’s rights arising from, or obligations incurred in connection with, the Plan or such documents;

(e) modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or modify the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

(f) hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under sections 330, 331, 503(b), and 1129(a)(4) of the Bankruptcy Code; provided, however, that from and after the Effective Date the payment of fees and expenses by the Debtors or the Liquidating Trust, including professional fees, shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

(g) issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with consummation, implementation, or enforcement of the Plan or the Confirmation Order;

(h) adjudicate controversies arising out of the administration of the Estates or the implementation of the Plan;

(i) resolve any cases, controversies, suits, or disputes that may arise in connection with Claims, including without limitation, the Bar Date, related notice, claim objections, allowance, disallowance, estimation, and Distribution;

(j) hear and determine Retained Causes of Action by or on behalf of the Debtors or the Liquidating Trust;

(k) enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked, or vacated, or Distributions pursuant to the Plan are enjoined or stayed;

(l) determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, the Plan Supplement, the Global Settlement, the Transition Services Agreement, the Liquidating Trust Agreement, or any contract, instrument, release, or other agreement or document created in connection with the foregoing;

(m) enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Cases;

(n) hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under the Bankruptcy Code; and

(o) enter an order closing the Chapter 11 Cases.

11.2 No Limitation on Enforcement by SEC or the U.S. Attorney’s Office on Non-Debtors. Notwithstanding any language to the contrary contained herein, in the Disclosure Statement, or in the Confirmation Order, no provision of the Plan or the Confirmation Order shall (a) preclude the SEC or the U.S. Attorney’s Office from enforcing its police or regulatory powers; or (b) enjoin, limit, impair, or delay the SEC or the U.S. Attorney’s Office from commencing or continuing any claims, causes of action, proceedings, or investigations against any non-Debtor person or non-Debtor entity in any forum.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1 Payment of Statutory Fees. All U.S. Trustee Fees payable after the Effective Date, if any, shall be paid by the Liquidating Trust until the earlier of the conversion or dismissal of the Chapter 11 Cases under section 1112 of the Bankruptcy Code or the closing of the Chapter 11 Cases pursuant to section 350(a) of the Bankruptcy Code. The Liquidating Trustee shall file and serve on the U.S. Trustee quarterly reports of the disbursements made, within fifteen (15) days after the conclusion of each such period, until the Chapter 11 Cases are converted, dismissed, or closed by entry of a final decree. Any such reports shall be prepared consistent with (both in terms and format) of the applicable Bankruptcy Court and U.S. Trustee Guidelines for such matters.

12.2 Dissolution of the Creditors’ Committee. On the Effective Date, the Creditors’ Committee shall be dissolved and the members of the Creditors’ Committee, and professionals retained by the Creditors’ Committee in accordance with section 1103 of the Bankruptcy Code, shall be deemed released from their respective fiduciary obligations, duties, and responsibilities arising from or related to the Chapter 11 Cases, except with respect to: (i) prosecuting applications for Professionals’ compensation and reimbursement of expenses incurred as a member of the Creditors’ Committee; (ii) asserting, disputing, and participating in the resolution of Professional Fee Claims; and (iii) defending any appeal of the Confirmation Order or any request for reconsideration thereof, in either case prior to entry of a Final Order or Final Orders approving all Professional final fee applications in accordance with Section 2.3. Upon the conclusion of (i) through (iii) above, the Creditors’ Committee shall be immediately dissolved and released.

12.3 Amendment or Modification of the Plan. Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, the Debtors reserve the right to alter, amend, or modify the Plan or any Plan Supplement at any time prior to or after the Confirmation Date but prior to the substantial consummation of the Plan, subject to the express written consent of the Creditors’ Committee. A Holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, or modified, if the proposed alteration, amendment, or modification does not materially and adversely change the treatment of the Claim of such Holder.

12.4 Substantial Consummation. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

12.5 Severability of Plan Provisions. If, prior to the Confirmation Date, any term or provision of the Plan is determined by the Bankruptcy Court, at the request of the Debtors and with the consent of the Creditors’ Committee (not to be unreasonably withheld), to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

12.6 Successors and Assigns. The Plan shall be binding upon and inure to the benefit of the Debtors and successors and assigns, including the Liquidating Trust, as applicable. The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such Entity.

12.7 Revocation, Withdrawal, or Non-Consummation. The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file other chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if Confirmation or consummation of the Plan does not occur, then: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount any Claim or Class of Claims), assumption or rejection of Executory Contracts effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or any other Person, (ii) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or (iii) constitute an admission of any sort by the Debtors or any other Person.

12.8 Governing Law. Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an Exhibit or Plan Supplement document provides otherwise, the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of law thereof.

12.9 Time. In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

12.10 Notice of Effective Date. On or before five (5) Business Days after the Effective Date, the Debtors shall mail or cause to be mailed to all Holders of Claims a notice that informs such Entities of (a) the Confirmation of the Plan and occurrence of the Effective Date, (b) notice Administrative Claims Bar Date and Professional Fee Claims Bar Date, and (c) such other matters as the Debtor deems appropriate or as may be ordered by the Bankruptcy Court.

12.12 Immediate Binding Effect. Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and Plan Supplement shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the Holders of Claims and Interests, the Exculpated Parties, and each of their respective successors and assigns, including the Liquidating Trust. The Debtors will request that the Confirmation Order include a finding by the Bankruptcy Court that, notwithstanding Bankruptcy Rule 3020(e), the Confirmation Order shall take effect immediately upon its entry.

12.13 Entire Agreement. On the Effective Date, the Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

12.14 Notice. All notices, requests, and demands to or upon the Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile or other electronic transmission, when received and telephonically confirmed, addressed as follows:

TOGUT, SEGAL & SEGAL LLP

One Penn Plaza, Suite 3335

New York, New York 10019

(212) 594-5000

Attn: Frank A. Oswald, Esq., Brian F. Moore, Esq., and Amy M.

Oden, Esq.

E-mail: frankoswald@teamtogut.com, bmoore@teamtogut.com, and

aoden@teamtogut.com

Attorneys for the Debtors

-and-

SIDLEY AUSTIN LLP

Michael G. Burke

787 Seventh Avenue

New York, New York 10019

Telephone: (212) 839-5300

Facsimile: (212) 839-5599

mgburke@sidley.com

and

Matthew A. Clemente

One South Dearborn Street

Chicago, Illinois 60603

Telephone: (312) 853-7000

Facsimile: (312) 853-7036

mclemente@sidley.com

and

Michael Fishel

Maegan Quejada

1000 Louisiana Street, Suite 5900

Houston, Texas 77002

Telephone: (713) 495-4500

Facsimile: (713) 495-7799

mfishel@sidley.com

mquejada@sidley.com

Attorneys for the Creditors’ Committee

ARTICLE XIII

CONFIRMATION REQUEST

The Debtors request Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

Dated: October 4, 2022

New York, New York

PARETEUM CORPORATION, ET AL.

By:	/s/ Anthony M. Saccullo
Name:	Anthony M. Saccullo
Title:	Wind Down Officer